EXHIBIT 10.1

CREDIT AND SECURITY AGREEMENT

between

S&W SEED COMPANY
as Borrower

and

KEYBANK NATIONAL ASSOCIATION
as Lender

_____________________

dated as of
September 22, 2015

_____________________

i

Page

Section 10.9. Patriot Act Notice	71
Section 10.10. Severability of Provisions; Captions; Attachments	71
Section 10.11. General Limitation of Liability	72
Section 10.12. No Duty	72
Section 10.13. Entire Agreement	72
Section 10.14. Legal Representation of Parties	72
Section 10.15. Governing Law; Submission to Jurisdiction	72
Jury Trial Waiver	Signature Page 1

Exhibit A Form of Revolving Credit Note
Exhibit B Form of Borrowing Base Certificate
Exhibit C Form of Notice of Loan
Exhibit D Form of Compliance Certificate

Schedule 1 Guarantors of Payment
Schedule 2 Pledged Securities
Schedule 5.8 Indebtedness
Schedule 5.9 Liens
Schedule 5.11 Permitted Investments
Schedule 6.1 Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4 Litigation and Administrative Proceedings
Schedule 6.5 Real Estate Owned by the Companies
Schedule 6.9 Locations
Schedule 6.11 Employee Benefits Plans
Schedule 6.16 Material Agreements
Schedule 6.17 Intellectual Property
Schedule 6.18 Insurance
Schedule 7.4 Pledged Notes
Schedule 7.5 Commercial Tort Claims

This CREDIT AND SECURITY AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this "Agreement") is made effective as of the 22nd day of September, 2015 between:

(a) S&W SEED COMPANY, a Nevada corporation ("Borrower"); and

(b) KEYBANK NATIONAL ASSOCIATION, a national banking association ("Lender").

WITNESSETH:

WHEREAS, Borrower and Lender desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

"Account" means an account, as that term is defined in the U.C.C.

"Account Debtor" means an account debtor, as that term is defined in the U.C.C., or any other Person obligated to pay all or any part of an Account in any manner and includes (without limitation) any Guarantor thereof.

"Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

"Advance Record" means that term as defined in Section 2.13(a) hereof.

"Affiliate" means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and "control" (including the correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means that term as defined in the first paragraph of this agreement.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Companies from time to time concerning or relating to bribery or corruption.

"Applicable Margin" means (a) zero (0.00) basis points with respect to Base Rate Loans, and (b) two hundred (200.00) basis points with respect to Eurodollar Loans.

"Approved Electronic Communication System" means the StuckyNet System or any other equivalent electronic service, whether owned, operated or hosted by Lender, any affiliate of Lender or any other Person.

"Authorized Officer" means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Lender) to handle certain administrative matters in connection with this Agreement.

"Bailee's Waiver" means a bailee's waiver, in form and substance satisfactory to Lender, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto, as hereafter amended.

"Base Rate" means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one percent (1%) in excess of the London interbank offered rate for loans in Eurodollars for a period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day). Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

"Base Rate Loan" means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at the Derived Base Rate.

"Borrower" means that term as defined in the first paragraph of this Agreement.

"Borrowing Base" means an amount equal to the total of the following:

(a) up to eighty-five percent (85%) of the aggregate amount due and owing on Eligible Accounts Receivable (other than Eligible Insured Accounts Receivable) of Borrower; plus

(b) up to ninety percent (90%) of the aggregate amount due and owing on Eligible Insured Accounts Receivable of Borrower; plus

(c) up to sixty-five percent (65%) of the aggregate of the cost or market value (whichever is lower), as determined in accordance with GAAP, of the Eligible Inventory of Borrower; minus

(d) Reserves, if any;

provided that, anything herein to the contrary notwithstanding, Lender shall at all times have the right to modify or reduce such percentages or dollar amount caps or other components of the Borrowing Base from time to time, in its Permitted Discretion.

"Borrowing Base Certificate" means a Borrowing Base Certificate, in the form of the attached Exhibit B.

"Business Day" means a day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition, if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in Dollar deposits are carried on in the London interbank Eurodollar market.

"Capital Distribution" means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company's capital stock or other equity interest.

"Capitalized Lease Obligations" means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Collateral Account" means a commercial Deposit Account designated "cash collateral account" and maintained by Borrower with Lender, without liability by Lender to pay interest thereon, from which account Lender shall have the exclusive right to withdraw funds until all of the Obligations are paid in full.

"Cash Security" means all cash, instruments, Deposit Accounts, Securities Accounts and cash equivalents, in each case whether matured or unmatured, whether collected or in the process of collection, upon which a Credit Party presently has or may hereafter have any claim or interest, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of Lender.

"Change in Control" means:

(a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than twenty-five percent (25%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of Borrower; or

(b) if, at any time during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors of Borrower cease to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in subpart (i) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors, or (iii) whose election or nomination to that board of directors was approved by individuals referred to in subparts (i) and (ii) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors.

"Closing Date" means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

"Collateral" means (a) all of Borrower's existing and future (i) personal property, (ii) Accounts, Crops, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter-of-credit rights, Pledged Securities, Pledged Notes (if any), Commercial Tort Claims, General Intangibles, Inventory and Equipment, (iii) funds now or hereafter on deposit in the Cash Collateral Account, if any, and (iv) Cash Security; and (b) Proceeds and products of any of the foregoing.

"Collection" means any payment made from an Account Debtor or customer of Borrower to Borrower including, but not limited to, cash, checks, drafts and any other form of payment.

"Commercial Tort Claim" means a commercial tort claim, as that term is defined in the U.C.C. (Schedule 7.5 hereto lists all Commercial Tort Claims of the Credit Parties in existence as of the Closing Date.)

"Commitment" means the obligation hereunder of Lender, during the Commitment Period, to make Revolving Loans and to issue Letters of Credit pursuant to the Revolving Credit Commitment; up to the Total Commitment Amount.

"Commitment Period" means the period from the Closing Date to September 21, 2017, or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. 1 et seq.), as amended from time to time, together with the rules and regulations promulgated thereunder.

"Companies" means Borrower and all Subsidiaries.

"Company" means Borrower or a Subsidiary.

"Compliance Certificate" means a Compliance Certificate in the form of the attached Exhibit D.

"Consignee's Waiver" means a consignee's waiver (or similar agreement), in form and substance reasonably satisfactory to Lender, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

"Consolidated" means the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

"Consolidated Capital Expenditures" means, for any period, the amount of capital expenditures of Borrower, as determined on a Consolidated basis.

"Consolidated Depreciation and Amortization Charges" means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Borrower for such period, as determined on a Consolidated basis.

"Consolidated EBITDA" means, for any period, as determined on a Consolidated basis, (a) Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) non-cash expenses incurred in connection with stock-based compensation, (v) non-cash expenses incurred in connection with amortization of debt discount, and (vi) non-cash expenses incurred in connection with derivative warrant liability; minus (b) to the extent included in Consolidated Net Earnings for such period, (A) non-cash gains incurred in connection with stock-based compensation, (B) non-cash gains incurred in connection with amortization of debt discount, and (C) non-cash gains incurred in connection with derivative warrant liability.

"Consolidated Fixed Charges" means, for any period, as determined on a Consolidated basis, the aggregate, without duplication, of (a) Consolidated Interest Expense paid in cash, and (b) principal payments on Consolidated Funded Indebtedness (other than (i) optional prepayments of the Revolving Loans, or (ii) payments made in equity and with proceeds from equity raises), including payments on Capitalized Lease Obligations.

"Consolidated Funded Indebtedness" means, at any date, all Indebtedness (including, but not limited to, short-term, long-term and Subordinated Indebtedness, if any) of Borrower, as determined on a Consolidated basis.

"Consolidated Income Tax Expense" means, for any period, all provisions for taxes based on the gross or net income of Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), as determined on a Consolidated basis.

"Consolidated Interest Expense" means, for any period, the interest expense (including, without limitation, the "imputed interest" portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any, and excluding deferred financing costs) of Borrower for such period, as determined on a Consolidated basis.

"Consolidated Net Earnings" means, for any period, the net income (loss) of Borrower for such period, as determined on a Consolidated basis.

"Consolidated Net Worth" means, at any date, the stockholders' equity of Borrower, determined as of such date on a Consolidated basis.

"Consolidated Unfunded Capital Expenditures" means, for any period, as determined on a Consolidated basis, Consolidated Capital Expenditures that are not financed by the Companies with (a) long-term Indebtedness (other than Revolving Loans), (b) Capitalized Lease Obligations, or (c) proceeds from equity raises.

"Control Agreement" means a Deposit Account Control Agreement or Securities Account Control Agreement.

"Controlled Disbursement Account" means a commercial Deposit Account designated "controlled disbursement account" and maintained by a Company with Lender, without liability by Lender to pay interest thereon.

"Controlled Group" means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

"Convertible Note Agreement" means that certain Securities Purchase Agreement, dated as of December 30, 2014, among Borrower, Hudson Bay, as agent for the Convertible Note Lenders, and the Convertible Note Lenders.

"Convertible Note Documents" means the Convertible Note Agreement and each promissory note and agreement executed in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified.

"Convertible Note Indebtedness" means the Indebtedness of Borrower owing under the Convertible Note Agreement, in an original principal amount not to exceed Twenty-Seven Million Dollars ($27,000,000).

"Convertible Note Lenders" means the holders of the Convertible Note Indebtedness.

"Credit Event" means the making of a Loan, the conversion of a Base Rate Loan to a Eurodollar Loan, the continuation of a Eurodollar Loan after the end of the applicable Interest Period, or the issuance (or amendment or renewal) by Lender of a Letter of Credit.

"Credit Party" means Borrower, and any Subsidiary or other Affiliate that is a Guarantor of Payment.

"Crops" means all of each Credit Party's annual crops and permanent crops, and farm products, whether now or hereafter growing or to be grown, or severed or to be severed, on or from the land. The term "Crops" shall not, however, include any now or hereafter severed crops or other farm products that are owned by third parties (that are not Credit Parties) and were not grown on the land.

"Cure Amount" means, with respect to a Failed Testing Period, the minimum amount that, if added to the calculation of Consolidated EBITDA for such Failed Testing Period, would have resulted in the Fixed Charge Coverage Ratio being equal to the required Fixed Charge Coverage Ratio otherwise applicable to such period, as set forth in Section 5.7(a) hereof.

"Default" means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by Lender in writing.

"Default Rate" means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to three percent (3%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to three percent (3%) in excess of the Derived Base Rate from time to time in effect.

"Deposit Account" means a deposit account, as that term is defined in the U.C.C.

"Deposit Account Control Agreement" means each Deposit Account Control Agreement among a Credit Party, Lender and a depository institution, dated on or after the Closing Date, to be in form and substance satisfactory to Lender, as the same may from time to time be amended, restated or otherwise modified.

"Derived Base Rate" means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

"Derived Eurodollar Rate" means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.

"Dodd-Frank Act" means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

"Dollar" or the $ sign means lawful currency of the United States.

"Domestic Subsidiary" means a Subsidiary that is not a Foreign Subsidiary.

"Dormant Subsidiary" means a Company that (a) is not a Credit Party or the direct or indirect equity holder of a Credit Party, (b) has aggregate assets of less than Fifty Thousand Dollars ($50,000), and (c) has no direct or indirect Subsidiaries with aggregate assets, for such Company and all such Subsidiaries, of more than Fifty Thousand Dollars ($50,000).

"Early Termination Event" means that term as defined in Section 2.8(d) hereof.

"Eligible Account Receivable" means an Account that is an account receivable (i.e., each specific invoice) of Borrower that, at all times until it is collected in full, continuously meets the following requirements:

(a) is not subject to any claim for credit, allowance or adjustment by the Account Debtor or any defense, dispute, set-off, retention payment, chargeback or counterclaim;

(b) arose in the ordinary course of business of Borrower from the performance (fully completed) of services or bona fide sale of goods that have been shipped to the Account Debtor, and not more than thirty (30) days have elapsed since the date payment was due (but in no event exceeding one hundred eighty (180) days from the invoice date);

(c) is not owing from an Account Debtor with respect to which Borrower has received any notice or has any knowledge of such Account Debtor's insolvency, bankruptcy or material financial impairment, or that such Account Debtor has suspended normal business operations, dissolved, liquidated or terminated its existence;

(d) is not subject to an assignment, pledge, claim, mortgage, lien or security interest of any type except that granted to or in favor of Lender or subordinated to Lender in accordance with terms reasonably satisfactory to Lender;

(e) does not relate to any goods repossessed, lost, damaged, rejected or returned, or acceptance of which has been revoked or refused;

(f) is not evidenced by a promissory note or any other instrument or by chattel paper;

(g) has not been determined by Lender to be unsatisfactory in the exercise of its Permitted Discretion;

(h) is not a Government Account Receivable;

(i) is not owing from another Company, an Affiliate, an equity holder or an employee of any Company;

(j) is not a Foreign Account Receivable, except to the extent such Foreign Account Receivable is (i) backed by a letter of credit issued by a financial institution acceptable to Lender, (ii) covered by cash against documents, or (iii) otherwise backed by eligible credit enhancements, in each case as determined by Lender in its Permitted Discretion;

(k) is not owing from an Account Debtor that has failed to pay more than fifty percent (50%) of its currently outstanding accounts receivable within thirty (30) days since the date payment was due (but in no event exceeding one hundred eighty (180) days from the invoice date);

(l) with respect to an Account Debtor that, together with its affiliates, owes Borrower more than twenty-five percent (25%) of all accounts receivable of Borrower, is not the portion of the accounts receivable that represents the amount in excess of twenty-five percent (25%) of such accounts receivable;

(m) is an Account in which Lender has a valid and enforceable first priority security interest;

(n) has not arisen in connection with sales of goods that were shipped or delivered to an Account Debtor on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding;

(o) is not subject to any provision prohibiting assignment of the right to payment or requiring notice of or consent to such assignment;

(p) is not owing from an Account Debtor located in a state that requires that Borrower, in order to sue such Account Debtor in such state's courts or otherwise enforce its remedies against such Account Debtor through judicial process, to either (i) qualify to do business in such state or (ii) file a report with the taxation division of such state for the then current year, unless, in each case, Borrower has fulfilled such requirements to the extent applicable for the then current year or fulfilled such other requirements that permit Borrower to bring suit or otherwise enforce its remedies against such Account Debtor through judicial process;

(q) is not an Account with respect to which any of the representations, warranties, covenants and agreements contained in this Agreement or any of the Loan Documents are not or have ceased to be complete and correct in all material respects, or have been breached in any material respect;

(r) is not an Account that represents a progress billing;

(s) is not owing by any state or any department, agency, or instrumentality thereof unless Borrower has complied with any applicable statutory or regulatory requirements thereof in respect of Lender's security interest therein as granted hereunder;

(t) is not owing from an Account Debtor that is also a supplier to, or creditor of, any Company to the extent of the amount owing to such supplier or creditor; and

(u) does not represent a manufacturer's or supplier's credits, discounts, incentive plans or similar arrangements entitling Borrower to discounts on future purchases therefrom.

"Eligible Insured Account Receivable" means an Account that is an account receivable (i.e., each specific invoice) of Borrower that, at all times until it is collected in full, continuously meets the following requirements:

(a) it meets all of the requirements for an Eligible Account Receivable other than subparts (b) and (j) of the Eligible Account Receivable definition;

(b) is insured pursuant to an insurance policy issued by an insurer acceptable to Lender and on terms reasonably acceptable to Lender; provided that Borrowers shall immediately provide notice to Lender if at any time there is a change to insurance terms covering accounts receivable or to insurance carriers that insure accounts receivable; and

(c) arose in the ordinary course of business of Borrower from the performance (fully completed) of services or bona fide sale of goods that have been shipped to the Account Debtor, and (i) not more than forty-five (45) days have elapsed since the date payment was due with respect to Accounts that are covered by insurance with terms covering such Accounts for at least ninety (90) days past due date, and (ii) not more than thirty (30) days have elapsed since the date payment was due with respect to Accounts that are covered by insurance with terms covering such Accounts for less than ninety (90) days past due date.

"Eligible Inventory" means all Inventory of Borrower in which Lender has a valid and enforceable first security interest, except Inventory that:

(a) is in-transit or located outside of the United States;

(b) is in the possession of a bailee, consignee or other third party, unless (i) reserves, satisfactory to Lender, have been established with respect thereto; or (ii) (A) with respect to a consignee, processor or bailee, an acknowledged Consignee's Waiver, Processor's Waiver or Bailee's Waiver, as the case may be, has been received by Lender, (B) such third party is listed on Schedule 6.9 hereto, as amended from time to time, or Lender has received prior written notice of such third party location, (C) if required by Lender, proper notice has been given to all secured parties of such third party that have filed U.C.C. Financing Statements claiming a security interest in such third party's inventory, and (D) if required by Lender, with respect to a consignee or processor, Borrower has filed appropriate U.C.C. Financing Statements to protect its interest therein, in form and substance satisfactory to Lender;

(c) is located on facilities leased by Borrower, unless an acknowledged Landlord's Waiver has been received by Lender, or reserves, satisfactory to Lender, have been established with respect thereto;

(d) is slow-moving, damaged, defective or obsolete; provided that, for the period from the Closing Date to March 22, 2016, up to One Million Dollars ($1,000,000) in obsolete inventory that otherwise meets the requirements of Eligible Inventory may be included in the calculation of the Borrowing Base);

(e) consists of (i) goods not held for sale, such as labels, maintenance items, supplies and packaging, or held for return to vendors, or (ii) Inventory used in connection with research and development;

(f) contains or bears any intellectual property rights licensed to Borrower by any Person other than a Credit Party unless Lender is satisfied that Lender may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(g) has had reclamation or similar rights asserted by the seller with respect thereto;

(h) is held for return to vendors;

(i) is subject to a Lien in favor of any Person other than Lender or subordinated to Lender in accordance with terms reasonably satisfactory to Lender; or

(j) is determined by Lender to be unsatisfactory in the exercise of its Permitted Discretion.

"Environmental Laws" means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

"Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

"Equipment" means equipment, as that term is defined in the U.C.C.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

"ERISA Event" means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Company in a non-exempt "prohibited transaction" (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29); (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any "cash or deferred arrangement" under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

"ERISA Plan" means an "employee benefit plan" (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

"Eurocurrency Liabilities" shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Eurodollar" means a Dollar denominated deposit in a bank or branch outside of the United States.

"Eurodollar Loan" means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at the Derived Eurodollar Rate.

"Eurodollar Rate" means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Lender in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg) for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Lender (or an affiliate of Lender, in Lender's discretion) by prime banks in any Eurodollar market reasonably selected by Lender, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage.

"Event of Default" means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

"Excess Borrowing Base Availability" means, at any time, the amount equal to the sum of (a) the Borrowing Base, plus (b) the aggregate amount of unrestricted and unencumbered cash-on-hand of Borrower located in the United States, minus (c) the Revolving Credit Exposure.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Swap Obligations" means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party's failure to constitute an "eligible contract participant" as defined in the Commodity Exchange Act (determined after giving effect to any "keepwell, support or other agreement" for the benefit of such Credit Party and any and all guarantees of such Credit Party's Swap Obligations by other Credit Parties), at the time such guarantee or grant of security interest of such Credit Party becomes, or would become, effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is, or becomes, illegal.

"Excluded Taxes" means, in the case of Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized or in which its principal office is located.

"Failed Financial Covenant" means that term as defined in Section 5.7(b) hereof.

"Failed Testing Period" means that term as defined in Section 5.7(b) hereof.

"Federal Funds Effective Rate" means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the Closing Date.

"Financial Officer" means any of the following officers: chief executive officer, president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Borrower.

"Fixed Charge Coverage Ratio" means, as determined for the most recently completed four fiscal quarters of Borrower, on a Consolidated basis, the ratio of (a) the total of (i) Consolidated EBITDA, minus (ii) Consolidated Unfunded Capital Expenditures, minus (iii) Consolidated Income Tax Expense paid in cash, minus (iv) Capital Distributions; to (b) Consolidated Fixed Charges; provided that, for purposes of calculating the Fixed Charge Coverage Ratio, (A) proceeds from equity raises of Borrower used to meet debt service requirements on Convertible Note Indebtedness and, at the option of Borrower, to make payments on the SGI Seller Note shall be excluded from such calculation until such time as all proceeds from such equity raises are exhausted, and at which time all further payments made on debt service requirements, including on Convertible Note Indebtedness (not serviced via an equity conversion or redemption with equity as permitted in the Convertible Note Documents) and the SGI Seller Note (if not serviced with equity proceeds) shall be included in such calculation, and (B) all payments made prior to the Closing Date with respect to (1) Convertible Note Indebtedness, and (2) the payoff of the term loan and working capital loan facilities of Borrower with Wells Fargo Bank, National Association shall be excluded from such calculation.

"Foreign Account Receivable" means an Account that is an account receivable that arises out of contracts with or orders from an Account Debtor that is not a resident of the United States.

"Foreign Subsidiary" means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, a State thereof or the District of Columbia.

"GAAP" means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Borrower.

"General Intangibles" means (a) general intangibles, as that term is defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.

"Government Account Receivable" means an Account that is an account receivable that arises out of contracts with or orders from the United States or any of its departments, agencies or instrumentalities.

"Governmental Authority" means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.

"Guarantor" means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

"Guarantor of Payment" means each of the Companies designated a "Guarantor of Payment" on Schedule 1 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Person that shall execute and deliver a Guaranty of Payment to Lender subsequent to the Closing Date.

"Guaranty of Payment" means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

"Hedge Agreement" means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

"Hudson Bay" means Hudson Bay Fund LP, a Delaware limited partnership.

"Imperial Valley Note" means that certain Subordinated Promissory Note, dated October 1, 2012, executed by Borrower in favor of Imperial Valley Seeds, Inc., in the original principal amount of Five Hundred Thousand Dollars ($500,000).

"Indebtedness" means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker's acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) above.

"Intellectual Property Security Agreement" means each Intellectual Property Security Agreement, executed and delivered by Borrower or a Guarantor of Payment in favor of Lender, dated as of the Closing Date, and any other Intellectual Property Security Agreement executed on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

"Intercreditor Agreement" means the Intercreditor Agreement, executed by Lender and the Other Senior Lenders, and acknowledged by Borrower, dated as of the date hereof, and in form and substance satisfactory to Lender, as the same may from time to time be amended, restated or otherwise modified.

"Interest Adjustment Date" means the last day of each Interest Period.

"Interest Period" means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that if Borrower shall fail to so select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

"Inventory" means inventory, as that term is defined in the U.C.C.

"Investment Property" means investment property, as that term is defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, "investment property" shall be defined in accordance with the law of that jurisdiction as in effect from time to time.

"Landlord's Waiver" means a landlord's waiver or mortgagee's waiver, each in form and substance satisfactory to Lender, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

"Lender" means that term as defined in the first paragraph of this Agreement.

"Letter of Credit" means a commercial documentary letter of credit or standby letter of credit that shall be issued by Lender for the account of Borrower or a Guarantor of Payment pursuant to Section 2.2(b) hereto, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) three hundred sixty-four (364) days after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) thirty (30) days prior to the last day of the Commitment Period.

"Letter of Credit Commitment" means the commitment of Lender to issue Letters of Credit in an aggregate face amount of up to One Million Dollars ($1,000,000).

"Letter of Credit Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.

"Lien" means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than Operating Leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset, and the filing of, or agreement to give, any financing statement perfecting a security interest or providing a notice filing (other than a notice filing with respect to a bailment, a consignment or an operating lease) of a lien or security interest under the law of any jurisdiction.

"Loan" means a Revolving Loan.

"Loan Documents" means, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, the Intercreditor Agreement, and each Security Document, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

"Lockbox" means the post office box rented by and in the name of Borrower in accordance with Section 7.2(a) hereof.

"Master Agreement" means that Master Agreement entered into between Borrower and Lender in connection with the cash management services undertaken by Lender on behalf of Borrower.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, (b) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Companies taken as a whole, (c) the rights and remedies of Lender under any Loan Document, (d) the ability of any Credit Party to perform any of its material obligations under any Loan Document to which it is a party, or (e) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

"Material Indebtedness Agreement" means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of One Million Dollars ($1,000,000).

"Maximum Rate" means that term as defined in Section 2.3(d) hereof.

"Maximum Revolving Amount" means Twenty Million Dollars ($20,000,000).

"Moody's" means Moody's Investors Service, Inc., and any successor to such company.

"Multiemployer Plan" means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

"Note" means the Revolving Credit Note, or any other promissory note delivered pursuant to this Agreement.

"Notice of Loan" means a Notice of Loan in the form of the attached Exhibit C.

"Obligations" means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by Borrower to Lender (or an affiliate of Lender) pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans, and all obligations of Borrower or any other Credit Party pursuant to Letters of Credit; (b) each renewal, extension, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees, payable pursuant to this Agreement or any other Loan Document; (d) all obligations and liabilities of any Company now existing or hereafter incurred under, arising out of, or in connection with any Hedge Agreement with Lender (or an affiliate of Lender); (e) every other liability, now or hereafter owing to Lender or any affiliate of Lender by any Company, and includes, without limitation, every liability, whether owing by only Borrower or by Borrower with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by note, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to Lender (or such affiliate) or acquired by Lender (or such affiliate) by purchase, pledge or otherwise and whether participated to or from Lender (or such affiliate) in whole or in part; and (f) all Related Expenses; provided that Obligations of a Credit Party shall not include Excluded Swap Obligations owing from such Credit Party.

"Operating Account" means a commercial Deposit Account designated "operating account" and maintained by Borrower with Lender, without liability of Lender to pay interest thereon, from which account Borrower shall have the right to withdraw funds until Lender terminates such right after the occurrence of a Default or an Event of Default.

"Operating Leases" means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease under which any Company is also bound as the lessor or sublessor.

"Organizational Documents" means, with respect to any Person (other than an individual), such Person's Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

"Other Senior Debt Documents" means the Convertible Note Documents and the Pioneer Loan Documents.

"Other Senior Indebtedness" means the Convertible Note Indebtedness and the indebtedness owing under the Pioneer Loan Documents.

"Other Senior Lenders" means the holders of the Other Senior Indebtedness.

"Other Taxes" means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or under any other Loan Document, or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

"PBGC" means the Pension Benefit Guaranty Corporation, and its successor.

"Pension Plan" means an ERISA Plan that is a "pension plan" (within the meaning of ERISA Section 3(2)).

"Permitted Discretion" means a determination made by Lender in good faith and in the exercise of its reasonable (from the perspective of a secured asset-based lender) business judgment.

"Person" means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

"Pioneer" means Pioneer Hi-Bred International, Inc., an Iowa corporation.

"Pioneer Promissory Note" means that certain Promissory Note, dated as of December 31, 2014, executed by Borrower in favor of Pioneer in the original principal amount of Fifteen Million Dollars ($15,000,000).

"Pioneer Loan Documents" means the Pioneer Promissory Note and each other loan agreement executed in connection therewith, as any of the foregoing may from time to time be amended, restated or otherwise modified.

"Pledge Agreement" means each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered to Lender by Borrower or a Guarantor of Payment, as applicable, and any other Pledge Agreement executed by any other Person on or after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

"Pledged Notes" means the promissory notes payable to Borrower, as described on Schedule 7.4 hereto, and any additional or future promissory notes that may hereafter from time to time be payable to Borrower.

"Pledged Securities" means all of the shares of capital stock or other equity interest of a Subsidiary of a Credit Party, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall exclude (a) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (b) shares of voting capital stock or other voting equity interests in any first-tier Foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first-tier Foreign Subsidiary. (Schedule 2 hereto lists, as of the Closing Date, all of the Pledged Securities.)

"Prime Rate" means the interest rate established from time to time by Lender as Lender's prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Lender for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

"Proceeds" means (a) proceeds, as that term is defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, moneys, checks and Deposit Accounts. Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of Lender to Proceeds specifically set forth herein, or indicated in any financing statement, shall never constitute an express or implied authorization on the part of Lender to a Company's sale, exchange, collection, or other disposition of any or all of the collateral securing the Obligations.

"Processor's Waiver" means a processor's waiver (or similar agreement), in form and substance reasonably satisfactory to Lender, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

"Regularly Scheduled Payment Date" means the first day of each calendar month.

"Related Expenses" means any and all reasonable costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorneys' fees, legal expenses, judgments, suits and disbursements) (a) incurred by, imposed upon or asserted against, Lender in any attempt by Lender to (i) enforce this Agreement or any other Loan Document or obtain, preserve, perfect or enforce any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

"Related Writing" means each Loan Document, each Borrowing Base Certificate and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Lender pursuant to or otherwise in connection with this Agreement.

"Reportable Event" means any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.

"Requirement of Law" means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

"Reserve" or "Reserves" means any amount that Lender reserves, without duplication, pursuant to Section 2.12 hereof, against the Borrowing Base.

"Reserve Percentage" means for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

"Restricted Payment" means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness or Other Senior Indebtedness, or (c) any amount paid by such Company in respect of any management, consulting or other similar arrangement with any equity holder (other than a Company) of a Company or an Affiliate.

"Revolving Credit Commitment" means the obligation hereunder of Lender, during the Commitment Period, to make Revolving Loans and to issue Letters of Credit, up to an aggregate principal amount outstanding at any time equal to the lesser of (a) the Borrowing Base, or (b) the Maximum Revolving Amount.

"Revolving Credit Exposure" means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, and (b) the Letter of Credit Exposure.

"Revolving Credit Note" means the Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.4 hereof.

"Revolving Loan" means a loan made to Borrower by Lender in accordance with Section 2.2(a) hereof.

"S&W Australia" means S&W Seed Australia Pty Ltd, a proprietary limited company organized under the laws of Australia.

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom.

"Securities Account" means a securities account, as that term is defined in the U.C.C.

"Securities Account Control Agreement" means each Securities Account Control Agreement among a Credit Party, Lender and a Securities Intermediary, dated on or after the Closing Date, to be in form and substance satisfactory to Lender, as the same may from time to time be amended, restated or otherwise modified.

"Securities Intermediary" means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

"Security Account" means a commercial Deposit Account maintained with Lender, without liability by Lender to pay interest thereon, as described in Section 7.2(e) hereof.

"Security Agreement" means each Security Agreement executed and delivered to Lender by a Guarantor of Payment, dated on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

"Security Document" means each Security Agreement, each Pledge Agreement, each Intellectual Property Security Agreement, each Processor's Waiver, each Consignee's Waiver, each Landlord's Waiver, each Bailee's Waiver, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to Lender, as security for the Obligations, or any part thereof, and each other agreement executed or provided to Lender in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

"SGI Seller Note" means that certain Subordinated Promissory Note, dated as of April 2, 2013, made by S&W Australia in favor of Bungalally Nominees Pty Ltd (ACN 007 932 872) as trustee for the Bungalally Trust, Dennis Charles Jury and Deborah Anne Bain as trustees for the Jury Bain Family Trust, Mendelian Enterprises Pty Ltd (ACN 081 586 816) as trustee for the Ithaca Trust, Mark James Harvey and Helen Maree Harvey as trustees for the C.R.A. Trust, in the original principal amount of Three Million Dollars ($3,000,000).

"Standard & Poor's" means Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to such company.

"StuckyNet System" means the StuckyNet-Link internet-based communication system utilized by Lender.

"Subordinated Indebtedness" means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Lender) in favor of the prior payment in full of the Obligations.

"Subsidiary" means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by Borrower or by one or more other subsidiaries of Borrower or by Borrower and one or more subsidiaries of Borrower, (b) a partnership, limited liability company or unlimited liability company of which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

"Swap Obligations" means, with respect to any Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Taxes" means any and all present or future taxes of any kind, including, but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

"Total Commitment Amount" means the principal amount of Twenty Million Dollars ($20,000,000).

"Total Revolving Credit Availability" means, at any time, the amount equal to the sum of (a) the Revolving Credit Commitment, plus (b) the aggregate amount of unrestricted and unencumbered cash-on-hand of Borrower located in the United States, minus (c) the Revolving Credit Exposure.

"U.C.C." means the Uniform Commercial Code, as in effect from time to time in the State of Ohio.

"U.C.C. Financing Statement" means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

"United States" means the United States of America, its several states and its territories.

"Voting Power" means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

"Welfare Plan" means an ERISA Plan that is a "welfare plan" within the meaning of ERISA Section 3(l).

Section 1.2. Accounting Terms. Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1. Amount and Nature of Credit. Subject to the terms and conditions of this Agreement, Lender shall make Loans to Borrower, and issue Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount. The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and Letters of Credit may be issued in accordance with Sections 2.2(b) hereof.

Section 2.2. Revolving Credit Commitment.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, Lender shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure. Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period. The aggregate outstanding amount of all Revolving Loans shall be payable in full on the last day of the Commitment Period.

(b) Letters of Credit.

(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, Lender shall issue such Letters of Credit for the account of Borrower or a Guarantor of Payment, as Borrower may from time to time request. Borrower shall not request any Letter of Credit (and Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment.

(ii) Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to Lender by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit. Each such request shall be in a form acceptable to Lender and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, Borrower, and any Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to Lender an appropriate application and agreement, being in the standard form of Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Lender.

(iii) Commercial Documentary Letters of Credit Fees. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of Borrower or a Guarantor of Payment, Borrower agrees to pay to Lender issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv) Standby Letters of Credit Fees. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of Borrower or a Guarantor of Payment, Borrower agrees to (A) pay to Lender a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on the first day of each January, April, July and October of each year, at a rate per annum equal to the Applicable Margin for Eurodollar Loans (in effect on such date) multiplied by the face amount of such Letter of Credit; (B) pay to Lender, a fronting fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of per annum equal to fifteen (15.00) basis points multiplied by the face amount of such Letter of Credit; and (C) pay to Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(v) Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, unless the amount drawn is reimbursed by Borrower, within one Business Day of the date of the drawing of such Letter of Credit, the amount outstanding thereunder shall be deemed to be a Revolving Loan to Borrower, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(c) hereof), and shall be evidenced by the Revolving Credit Note. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder. Lender is hereby authorized to record on its records relating to the Revolving Credit Note the amounts paid and not reimbursed on the Letters of Credit.

Section 2.3. Interest.

(a) Revolving Loans.

(i) Base Rate Loan. Borrower shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing October 1, 2015 and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii) Eurodollar Loans. Borrower shall pay interest on the unpaid principal amount of each Revolving Loan that is a Eurodollar Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto, at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(b) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by three percent (3%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate.

(c) Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the "Maximum Rate"). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4. Evidence of Indebtedness. The obligation of Borrower to repay the Revolving Loans and to pay interest thereon shall be evidenced by a Revolving Credit Note of Borrower.

Section 2.5. Notice of Loans and Credit Events; Funding of Loans.

(a) Notice of Loans and Credit Events. Borrower, through an Authorized Officer, shall provide to Lender a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, and (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan. Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b) Conversion and Continuation of Loans.

(i) At the request of Borrower to Lender, subject to the notice and other provisions of this Agreement, Lender shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto.

(ii) At the request of Borrower to Lender, subject to the notice and other provisions of this Agreement, Lender shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.

(c) Minimum Amount for Eurodollar Loans. Each request for a Eurodollar Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of Five Hundred Thousand Dollars ($500,000).

(d) Interest Periods. Borrower shall not request that Eurodollar Loans be outstanding for more than six different Interest Periods at the same time.

Section 2.6. Payment on Loans and Other Obligations.

(a) Payments Generally. Each payment made hereunder by Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b) Payments to Lender. All payments of principal, interest and commitment and other fees shall be made to Lender in Dollars in immediately available funds. Lender shall record (i) any principal, interest or other payment, and (ii) the principal amounts of Base Rate Loans and Eurodollar Loans, and all prepayments thereof and the applicable dates, including Interest Periods, with respect thereto, by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Lender shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to Lender.

(c) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.7. Prepayment.

(a) Right to Prepay. Borrower shall have the right at any time or from time to time to prepay all or any part of the principal amount of the Loans then outstanding, as designated by Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment, any amount payable under Article III hereof with respect to the amount being prepaid and any early termination fee payable under Section 2.8(d) hereof. Prepayments of Base Rate Loans shall be without any premium or penalty, other than any prepayment fees, penalties or other charges that may be contained in any Hedge Agreement and, if applicable, as set forth in Section 2.8(d) hereof.

(b) Notice of Prepayment. Borrower shall give Lender irrevocable written notice of prepayment of (i) a Base Rate Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made, and (ii) a Eurodollar Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

(c) Minimum Amount for Eurodollar Loans. Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than the lesser of One Million Dollars ($1,000,000), or the principal amount of such Loan, except in the case of a mandatory payment pursuant to Section 2.10 or Article III hereof.

Section 2.8. Commitment and Other Fees .

(a) Commitment Fee. Borrower shall pay to Lender, as a consideration for the Revolving Credit Commitment, a commitment fee from the Closing Date to and including the last day of the Commitment Period, payable monthly, at a rate per annum equal to (A) one-fourth percent (1/4%), multiplied by (B) (1) the average daily Maximum Revolving Amount in effect during such month, minus (2) the average daily Revolving Credit Exposure during such month. The commitment fee shall be payable in arrears, on October 1, 2015 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b) Administration Fee. Borrower shall pay to Lender, on the Closing Date and on each anniversary of the Closing Date, an administrative fee in the amount of Twelve Thousand Dollars ($12,000).

(c) Collateral Audit and Appraisal Fees. Borrower shall promptly reimburse Lender, for all costs and expenses relating to any collateral assessment that may be conducted from time to time by or on behalf of Lender, the scope and frequency of which shall be in the sole discretion of Lender; provided that, absent an Event of Default, Borrower need not reimburse Lender for more than four collateral field audits during a calendar year.

(d) Early Termination Fee. If Borrower terminates or reduces in whole the Revolving Credit Commitment (the "Early Termination Event"), then Borrower shall pay to Lender an early termination fee in an amount equal to:

(A) if the Early Termination Event shall occur prior to the first anniversary of the Closing Date, two percent (2%) of the average of the Total Commitment Amount as in effect on the last day of each calendar month from the Closing Date to the date of the Early Termination Event; or

(B) if the Early Termination Event shall occur on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, one percent (1%) of the average of the Total Commitment Amount as in effect on the last day of each of the twelve (12) calendar months immediately preceding the date of the Early Termination Event;

provided that, if the Commitment is terminated pursuant to a refinancing from Lender (or an affiliate of Lender), then the early termination fees set forth in this subsection (d) shall not be applicable.

(e) Authorization to Debit Account. Borrower hereby agrees that Lender has the right to debit from any Deposit Account of Borrower, amounts owing to Lender by Borrower under this Agreement and the other Loan Documents for payment of fees, expenses and other amounts incurred or owing in connection therewith.

Section 2.9. Computation of Interest and Fees. With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.10. Mandatory Payments.

(a) Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

(b) Application of Mandatory Payments. Unless otherwise designated by Borrower, each prepayment pursuant to Section 2.10(a) hereof shall be applied to the Commitment in the following order (i) first, to outstanding Base Rate Loans, and (ii) second, to outstanding Eurodollar Loans; provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(c) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Eurodollar Loan pursuant to this Section 2.10 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.11. Swap Obligations Make-Well Provision. Borrower, to the extent that it is an "eligible contract participant" as defined in the Commodity Exchange Act, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party in order for such Credit Party to honor its obligations under the Loan Documents in respect of the Swap Obligations. The obligations of Borrower under this Section 2.11 shall remain in full force and effect until all Obligations are paid in full. Borrower intends that this Section 2.11 constitute, and this Section 2.11 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 2.12. Establishment of Reserves. Lender shall have the right, from time to time, in the exercise of its Permitted Discretion, to establish Reserves (including Reserves for grower payables) in such amounts and with respect to such matters as Lender deems necessary or appropriate, and to increase or decrease such Reserves. In exercising its reasonable credit judgment, Lender may take into account factors that (a) will or could reasonably be expected to adversely affect the value of any collateral securing the Obligations, the enforceability or priority of the Liens of Lender or the amount that Lender would be likely to receive in the liquidation of such collateral, or (b) may demonstrate that any collateral report or financial information concerning Borrower is incomplete, inaccurate or misleading in any material respect. In exercising its reasonable credit judgment, Reserves may be established against anticipated obligations, contingencies or conditions affecting the Companies, including, without limitation, (i) tax liabilities and other obligations owing to Governmental Authorities, (ii) asserted litigation liabilities, (iii) anticipated remediation for compliance with Environmental Laws, (iv) obligations owing to any lessor of real property, any warehouseman, any processor or any mortgagor on third party mortgaged sites, (v) obligations or liabilities of the Companies under Hedge Agreements, and (vi) cash management obligations. Reserves may also be established with respect to the dilution of accounts receivable and other results of field examinations, and in respect of accounts payable of Borrower and its Subsidiaries then outstanding to growers or suppliers of agricultural products.

Section 2.13. Record of Advances; Application of Collections.

(a) Maintenance of Record of Advances. Lender shall maintain records in respect of Borrower that shall reflect (i) the aggregate outstanding principal amount of Revolving Loans and accrued interest, (ii) the unreimbursed Letter of Credit drawings, and (iii) all other Obligations that shall have become payable hereunder (the "Advance Record"). Each entry by Lender in the Advance Record shall be, to the extent permitted by applicable law and absent manifest error, prima facie evidence of the data entered. Such entries by Lender shall not be a condition to Borrower's obligation to repay the Obligations.

(b) Charges, Credits and Reports. Borrower hereby authorizes Lender to charge the Advance Record with all Revolving Loans and all other Obligations under this Agreement or any other Loan Document. The Advance Record will be credited in accordance with the provisions of this Agreement with all payments received by Lender directly from Borrower or any other Credit Party or otherwise for the account of Borrower or any other Credit Party pursuant to this Agreement. Lender shall send Borrower monthly statements in accordance with Lender's standard procedures. Any and all such periodic or other statements or reconciliations of the Advance Record shall be final, binding and conclusive upon Borrower and the other Credit Parties in all respects, absent manifest error, unless Lender receives specific written objection thereto from Borrower within thirty (30) Business Days after such statements or reconciliation shall have been sent to Borrower.

(c) Application of Specific Payments. Except for the crediting to the Advance Record of Collections deposited to the Cash Collateral Account as provided below, Borrower shall make all other payments to be made by Borrower under this Agreement with respect to the Obligations not later than 2:00 P.M. (Eastern time) on the day when due, without setoff, counterclaim, defense or deduction of any kind. Payments received after 2:00 P.M. (Eastern time) shall be deemed to have been received on the next Business Day. Prior to the occurrence of an Event of Default, Borrower may specify to Lender the Obligations to which such payment is to be applied. If Borrower does not specify an application for such payment or if an Event of Default has occurred, Lender shall apply such payment in its discretion.

(d) Crediting of Collections. For the purpose of calculating interest on the Obligations and determining the aggregate amount of Loans outstanding, the amount of the Revolving Credit Exposure and the availability for additional Revolving Loans and Letters of Credit, all Collections deposited into the Cash Collateral Account shall be credited to the account of Borrower (as reflected in the Advance Record) on the next Business Day after the Business Day on which Lender has received notice of the deposit of the proceeds of such Collections into the Cash Collateral Account (including automated clearinghouse and federal wire transfers); provided that, immediately available funds shall be applied on the same Business Day. Such Collections shall be credited as follows: (i) first to any costs and expenses due under this Agreement, (ii) second, to any fees due and payable under this Agreement, (iii) third, to Base Rate Loans, and (iv) fourth, to Eurodollar Loans. From time to time, upon advance written notice to Borrower, Lender may adopt such additional or modified regulations and procedures as Lender may deem reasonable and appropriate with respect to the operation of the Cash Collateral Account and not substantially inconsistent with the terms of this Agreement.

(e) Application of Deposits in Cash Collateral Account. Deposits of Collections to the Cash Collateral Account shall be credited to the Advance Record of Borrower on a daily basis in accordance with subsection (d) above, and thereby reduce the Revolving Credit Exposure (other than in respect of the undrawn amount of any Letter of Credit outstanding), as Lender may choose, in its sole discretion; provided that, prior to the occurrence of an Event of Default, Lender will use reasonable efforts to avoid applications of payments that would cause prepayment of a Eurodollar Loan prior to the expiration of the applicable Interest Period. Upon payment in full of the Obligations and the termination of the Commitment, deposits of Collections to the Cash Collateral Account shall be credited by Lender as directed by Borrower.

ARTICLE III. ADDITIONAL PROVISIONS
RELATING TO EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

Section 3.1. Requirements of Law.

(a) If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A) shall subject Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C) shall impose on Lender any other condition;

and the result of any of the foregoing is to increase the cost to Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall pay to Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate Lender for such increased cost or reduced amount receivable. If Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), Lender shall promptly notify Borrower of the event by reason of which it has become so entitled.

(b) If Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity, or liquidity requirements, or in the interpretation or application thereof by a Governmental Authority or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on Lender's or such corporation's capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of Lender or such corporation with respect to capital adequacy and liquidity), then from time to time, upon submission by Lender to Borrower of a written request therefor (which shall include the method for calculating such amount), Borrower shall promptly pay or cause to be paid to Lender such additional amount or amounts as will compensate Lender or such corporation for such reduction.

(c) For purposes of this Section 3.1 and Section 3.4(a) hereof, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date.

(d) A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by Lender to Borrower shall be conclusive absent manifest error. In determining any such additional amounts, Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.2. Taxes.

(a) All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b) Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, Borrower shall send to Lender a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Lender the required receipts or other required documentary evidence, such Credit Party and Borrower shall indemnify Lender on demand for any incremental Taxes or Other Taxes paid or payable by Lender as a result of any such failure.

(c) The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

Section 3.3. Funding Losses. Borrower agrees to indemnify Lender, promptly after receipt of a written request therefor, and to hold Lender harmless from, any loss or expense that Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after Borrower has given a notice (including a written or verbal notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment of or conversion from Eurodollar Loans after Borrower has given a notice (including a written or verbal notice that is subsequently revoked) thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto or (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as determined by Lender) that would have accrued to Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Borrower by Lender shall be conclusive absent manifest error. The obligations of Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a) If Lender shall determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding on Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of Lender to make, continue or convert into any such Eurodollar Loan shall, upon such determination, be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b) If Lender determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to Lender of funding such Loan, Lender will promptly so notify Borrower. Thereafter, the obligation of Lender to make or maintain such Eurodollar Loan shall be suspended until Lender revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 3.5. Funding. Lender may, but shall not be required to, make Eurodollar Loans hereunder with funds obtained outside the United States.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1. Conditions to Each Credit Event. The obligation of Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a) all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b) Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(c) no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

Section 4.2. Conditions to the First Credit Event. Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of Lender to participate in the first Credit Event is subject to Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a) Revolving Credit Note. Borrower shall have executed and delivered to Lender the Revolving Credit Note.

(b) Subsidiary Documents. Each Guarantor of Payment shall have executed and delivered to Lender (i) a Guaranty of Payment, in form and substance satisfactory to Lender, and (ii) a Security Agreement and such other documents or instruments, as may be required by Lender to create or perfect the Liens of Lender in the assets of such Guarantor of Payment, all to be in form and substance satisfactory to Lender.

(c) Pledge Agreements. Borrower and each Guarantor of Payment that has a Subsidiary shall have (i) executed and delivered to Lender, a Pledge Agreement, in form and substance satisfactory to Lender, with respect to the Pledged Securities, (ii) executed and delivered to Lender, appropriate transfer powers for each of the Pledged Securities that are certificated, and (iii) delivered to Lender, the Pledged Securities (to the extent such Pledged Securities are certificated).

(d) Intellectual Property Security Agreements. Borrower and each Guarantor of Payment that owns federally registered intellectual property shall have executed and delivered to Lender an Intellectual Property Security Agreement, in form and substance satisfactory to Lender.

(e) Landlords' Waivers and Mortgagees' Waivers. Borrower shall have delivered a Landlord's Waiver and a mortgagee's waiver, if applicable, each in form and substance satisfactory to Lender, for each location of a Credit Party where any of the collateral securing any part of the Obligations is located, unless such location is owned by the Company that owns the collateral located there.

(f) Processors' Waivers. Borrower shall have delivered a Processor's Waiver for each location where a Credit Party maintains any Inventory with a processor, together with filed U.C.C. Financing Statements, in form and substance satisfactory to Lender.

(g) Intercreditor Agreement. Borrower shall have delivered the Intercreditor Agreement, fully executed by each Other Senior Lender, in form and substance satisfactory to Lender. In addition, Borrower shall have delivered to Lender a copy of the Other Senior Debt Documents, certified by an officer of Borrower as being true and complete.

(h) Lien Searches. With respect to the property owned or leased by each Credit Party, and any other property securing the Obligations, Borrower shall have caused to be delivered to Lender (i) the results of Uniform Commercial Code lien searches, satisfactory to Lender; (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Lender; and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(i) Officer's Certificate, Resolutions, Organizational Documents. Borrower shall have delivered to Lender an officer's certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution, delivery and performance of the Loan Documents and the execution and performance of other Related Writings to which such Credit Party is a party, and the consummation of the transactions contemplated thereby, and (ii) the Organizational Documents of such Credit Party.

(j) Good Standing and Full Force and Effect Certificates. Borrower shall have delivered to Lender a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where Borrower is incorporated or qualified as a foreign entity.

(k) Legal Opinion. Borrower shall have delivered to Lender an opinion of counsel for Borrower, in form and substance satisfactory to Lender.

(l) Insurance Policies. Borrower shall have delivered to Lender certificates of insurance on ACORD 25 and 27 or 28 form and proof of endorsements satisfactory to Lender, providing for adequate personal property and liability insurance for each Company, with Lender listed as lender's loss payee and additional insured, as appropriate.

(m) Cash Management Systems. Borrower shall have established (i) the cash management system, specified in Section 7.2 hereof, and executed the Master Agreement, in form and substance satisfactory to Lender, and (ii) a Cash Collateral Account, Operating Account, Controlled Disbursement Account and Lockbox arrangement, in each case satisfactory to Lender.

(n) Customer List. Borrower shall have delivered to Lender a complete list of all Account Debtors of Borrower, including but not limited to the name, address and contact information of each such Account Debtor, in form and detail satisfactory to Lender.

(o) Financial Reports. Borrower shall have delivered to Lender (i) internally prepared financial statements of Borrower for the fiscal quarter ended March 31, 2015, (ii) audited financial statements of Borrower for the fiscal years ended June 30, 2014, June 30, 2013 and June 30, 2012; in each case, prepared on a Consolidated basis, in form and substance satisfactory to Lender, and (iii) all management letters and reports prepared by independent public accountants for the fiscal years ended June 30, 2014, June 30, 2013 and June 30, 2012.

(p) Pro-Forma Projections. Borrower shall have delivered to Lender annual pro-forma projections of financial statements (which report shall include balance sheets and statements of income (loss) and cash-flow) of Borrower for the fiscal years ending June 30, 2016 and June 30, 2017, prepared on a Consolidated basis, in form and substance satisfactory to Lender.

(q) Collateral Audit / Pre-Close Collateral Roll-Forward Exam. Lender shall have received the results of a collateral audit, including, at the option of Lender, a pre-closing collateral roll-forward exam, in each case to be in form and substance satisfactory to Lender.

(r) Total Revolving Credit Availability. On the Closing Date, the Total Revolving Credit Availability shall be no less than Two Million Dollars ($2,000,000); provided that, for purposes of calculating the Total Revolving Credit Availability under this Section 4.2(u), the denominator shall also include, without duplication, (i) any fees and expenses due under Section 4.2(s) hereof, and (ii) any accounts payable of Borrower with balances over sixty (60) days past due.

(s) Closing Fee/Legal Fees and Expenses. Borrower shall have paid to Lender on the Closing Date (i) a closing fee of Seventy-Five Thousand Dollars ($75,000), and (ii) all costs and expenses of Lender, including but not limited to all legal fees and expenses of Lender in connection with the preparation and negotiation of the Loan Documents.

(t) Advertising Permission Letter. Borrower shall have delivered to Lender an advertising permission letter, authorizing Lender to publicize the transaction and specifically to use the name of Borrower in connection with "tombstone" advertisements in one or more publications selected by Lender.

(u) Existing Credit Agreement. Borrower shall have terminated the Credit Agreement between Borrower and Wells Fargo Bank, National Association, dated as of February 1, 2014, as amended, which termination shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and termination of the commitments established therein.

(v) Closing Certificate. Borrower shall have delivered to Lender an officer's certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists or immediately after the first Credit Event will exist, (iii) the Total Revolving Credit Availability, as calculated pursuant to Section 4.2(r) hereof, is no less than Two Million Dollars ($2,000,000), and (iv) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

(w) Letter of Direction. Borrower shall have delivered to Lender a letter of direction authorizing Lender to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

(x) No Material Adverse Change. No material adverse change, in the opinion of Lender, shall have occurred in the financial condition, operations or prospects of the Companies taken as a whole since June 30, 2014.

(y) Miscellaneous. Borrower shall have provided to Lender such other items and shall have satisfied such other conditions as may be reasonably required by Lender.

Section 4.3. Post-Closing Conditions. No later than ninety (90) days after the Closing Date (unless a longer period is agreed to in writing by Lender), the Credit Parties shall close each Deposit Account (other than with respect to Deposit Accounts permitted to remain open pursuant to the terms of Section 5.21(d) hereof) maintained by a Company at any financial institution other than Lender.

ARTICLE V. COVENANTS

Section 5.1. Insurance. Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property (including, if applicable, insurance required by the National Flood Insurance Reform Act of 1994) in such form, written by such companies, in such amounts, for such periods, and against such risks as may be acceptable to Lender, with provisions reasonably satisfactory to Lender for, with respect to Credit Parties, payment of all losses thereunder to Lender and such Credit Party as their interests may appear (with lender's loss payable and additional insured endorsements, as appropriate, in favor of Lender), and, if required by Lender, Borrower shall deposit the policies with Lender. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to Lender. Subject to the Intercreditor Agreement, any sums received by Lender in payment of insurance losses, returns, or unearned premiums under the policies may, at the option of Lender, be applied upon the Obligations whether or not the same is then due and payable, or may be delivered to the Credit Parties for the purpose of replacing, repairing, or restoring the insured property. Lender is hereby authorized to act as attorney-in-fact for the Credit Parties in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, Lender may, at its option, provide such insurance and Borrower shall pay to Lender, upon demand, the cost thereof. Should Borrower fail to pay such sum to Lender upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten days of Lender's written request, Borrower shall furnish to Lender such information about the insurance of the Companies as Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to Lender and certified by a Financial Officer.

Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. 206-207) or any comparable provisions; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3. Financial Statements, Collateral Reporting and Information.

(a) Borrowing Base. Borrower shall deliver to Lender, as frequently as Lender may request, but no less frequently than by 5:00 P.M. (Eastern time) twenty (20) days after the end of each calendar month (or the next Business Day if such day is not a Business Day), a Borrowing Base Certificate (for the period ending on the last day of the prior calendar month) prepared and certified by a Financial Officer. Each such Borrowing Base Certificate shall be updated for all activity (sales, billings, collections, credits and similar information) impacting the accounts receivable of Borrower from the date of the immediately preceding Borrowing Base Certificate to the date of such Borrowing Base Certificate. The amount of Eligible Inventory and the determination as to which accounts receivable constitute Eligible Accounts Receivable to be included on each applicable Borrowing Base Certificate shall, absent a request from Lender that such amounts be calculated more frequently, be the amount that is calculated and updated monthly pursuant to subsections (e) and (f) below.

(b) Quarterly Financials. Borrower shall deliver to Lender, within forty-five (45) days after the end of each quarterly period of each fiscal year of Borrower, balance sheets of Borrower as of the end of such period and statements of income (loss), stockholders' equity and cash flow for the quarter and fiscal year-to-date periods, all prepared on a Consolidated basis, in form and detail satisfactory to Lender and certified by a Financial Officer.

(c) Annual Audit Report. Borrower shall deliver to Lender, within ninety (90) days after the end of each fiscal year of Borrower, an annual audit report of Borrower for that year prepared on a Consolidated basis, in form and detail satisfactory to Lender and certified by an unqualified opinion of an independent public accountant satisfactory to Lender, which report shall include balance sheets and statements of income (loss), stockholders' equity and cash-flow for that period.

(d) Compliance Certificate. Borrower shall deliver to Lender, concurrently with the delivery of the financial statements set forth in subsections (b) and (c) above, a Compliance Certificate.

(e) Accounts Receivable Aging Report. Borrower shall deliver to Lender, within twenty (20) days after the end of each calendar month, an accounts receivable aging report, in form and substance satisfactory to Lender and signed by a Financial Officer, (i) aged by the original invoice date of accounts receivable of Borrower, prepared as of the last day of the preceding calendar month, reconciled to the month-end balance sheet and month-end Borrowing Base Certificates, together with the calculation of the current month-end Eligible Accounts Receivable, (ii) upon Lender's request, an aging by original invoice date of all existing accounts receivable, specifying the names, current value and dates of invoices for each Account Debtor, and (iii) that includes any other information Lender shall reasonably request with respect to such accounts receivable and its evaluation of such reports.

(f) Inventory Report. Borrower shall deliver to Lender within twenty (20) days after the end of each calendar month, a summary of Inventory, in form and substance satisfactory to Lender and signed by a Financial Officer, based upon month-end balances reconciled to the month-end balance sheet and the month-end Borrowing Base Certificates, and accompanied by an Inventory certification, in form and substance reasonably acceptable to Lender and including a calculation of the Eligible Inventory (the calculation of Eligible Inventory reflecting the then most recent month-end balance). Borrower shall deliver to Lender, after the end of each calendar month, Inventory records, in such detail as Lender shall deem reasonably necessary to determine the level of Eligible Inventory. The values shown on the Inventory reports shall be at the lower of cost or market value, determined in accordance with the usual cost accounting system of Borrower. Borrower shall provide such other reports with respect to the Inventory of Borrower as Lender may reasonably request from time to time.

(g) Accounts Payable Aging Report. Borrower shall deliver to Lender, within twenty (20) days after the end of each calendar month, in form and detail satisfactory to Lender, an aging summary of the accounts payable of Borrower, dated as of the last day of the preceding calendar month.

(h) Equipment Report. Borrower shall deliver to Lender, as frequently as Lender may reasonably request and within ten (10) days following written request from Lender, an itemized schedule describing the kind, type, quality, quantity and book value of the Equipment of Borrower.

(i) Management Reports. Borrower shall deliver to Lender concurrently with the delivery of the annual audit report referenced in subsection (c) above, a copy of any management report, letter or similar writing that may have been furnished to Borrower by the independent public accountants in respect of the systems, operations, financial condition or properties of the Companies.

(j) Customer List. Borrower shall deliver to Lender an updated customer list, concurrently with the delivery of any field audit report and upon request by any field examiner of Lender, that sets forth all Account Debtors of Borrower, including but not limited to the name, address and contact information of each such Account Debtor, in form and detail satisfactory to Lender.

(k) Projections. Borrower shall deliver to Lender, within ninety (90) days after the end of each fiscal year of Borrower, projected quarterly balance sheets, income statements, cash-flow statements and a calculation of the projected Total Revolving Credit Availability and projected compliance with Section 5.7 hereof for the following fiscal year of Borrower, all prepared on a Consolidated basis, consistent with GAAP and in form and detail reasonably satisfactory to Lender.

(l) Locations of Collateral. Borrower shall deliver to Lender, within thirty (30) days after the end of each fiscal year of Borrower, a replacement Schedule 6.9 that sets forth each location (including third party locations) where any Credit Party conducts business or maintains any Accounts, Inventory or Equipment, in form and substance reasonably satisfactory to Lender.

(m) Financial Information of the Companies. Borrower shall deliver to Lender, within ten days of the written request of Lender, such other information about the financial condition, properties and operations of any Company as Lender may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to Lender and certified by a Financial Officer of the Company or Companies in question.

(n) Delivery Through Approved Electronic Communication System. Unless otherwise required by Lender, all documents and other information required to be provided to Lender pursuant to Section 5.3(a) (Borrowing Base), Section 5.3(e) (Accounts Receivable Aging Report), Section 5.3(f) (Inventory Report), Section 5.3(g) (Accounts Payable Aging Report) and Section 5.3(h) (Equipment Report), shall be delivered to Lender through the Approved Electronic Communication System.

Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit Lender to examine such Company's books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5. Franchises; Change in Business.

(a) Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

(b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section 5.6. ERISA Pension and Benefit Plan Compliance. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to Lender (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof, a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower shall promptly notify Lender of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, "material" means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Lender with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrower shall, at the request of Lender, deliver or cause to be delivered to Lender true and correct copies of any documents relating to the ERISA Plan of any Company.

Section 5.7. Financial Covenants.

(a) Fixed Charge Coverage Ratio. Borrower shall not suffer or permit at any time, as of the end of any fiscal quarter of Borrower, the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 on the Closing Date and thereafter.

(b) Financial Covenant Cure Provision. To the extent that Borrower is not in compliance with the Fixed Charge Coverage Ratio requirement (the "Failed Financial Covenant") set forth in subsection (a) above for any applicable testing period (a "Failed Testing Period"), Borrower shall have the opportunity to recalculate the Failed Financial Covenant for such Failed Testing Period by increasing the amount used for the Consolidated EBITDA calculation for such Failed Testing Period by the Cure Amount. Each Cure Amount shall consist of net proceeds from equity issuances by Borrower to the extent such proceeds were not used to repay the Convertible Note Indebtedness. The applicable Cure Amount must be received by Borrower by no later than five Business Days after the date upon which Lender should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate for the fiscal quarter that corresponds to the last day of the applicable Failed Testing Period. A recalculation of a Failed Financial Covenant pursuant to this subsection (b) shall be deemed to render Borrower in compliance with such Failed Financial Covenant for such Failed Testing Period for purposes of calculating the Fixed Charge Coverage Ratio pursuant to subsection (a) above (but not for purposes of calculating the Fixed Charge Coverage Ratio pursuant to Section 5.15 hereof, reducing the Indebtedness of Borrower or for any other purpose). Any application of a Cure Amount as set forth above shall be deemed to have occurred during the last fiscal quarter of such Failed Testing Period and shall continue to be in effect (for such fiscal quarter) for so long as such fiscal quarter continues to be part of the financial covenant calculations. Notwithstanding anything in this subsection (b) to the contrary, Borrower shall not be permitted to cure a Failed Financial Covenant for more than (i) two Failed Testing Periods during any consecutive four quarter period, and (ii) three Failed Testing Periods during the Commitment Period.

Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a) the Loans, the Letters of Credit and any other Indebtedness to Lender or any affiliate of Lender;

(b) any loans granted to or Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed One Million Dollars ($1,000,000) at any time outstanding;

(c) the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);

(d) loans to, and guaranties of Indebtedness of, a Company from a Company so long as (i) each such Company is a Credit Party, or (ii) with respect to Companies that are not Credit Parties, the amount thereof does not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(e) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes; and

(f) other unsecured Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed Five Hundred Thousand Dollars ($500,000).

Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b) other statutory Liens, including, without limitation, statutory Liens of landlords, carriers, warehousers, utilities, mechanics, repairmen, workers and materialmen, incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the incurring of Indebtedness or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) any Lien securing Indebtedness incurred to Lender or any affiliate of Lender;

(d) the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby, and the amount and description of property subject to such Liens, shall not be increased;

(e) purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

(f) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company; or

(g) other Liens, in addition to the Liens listed above, not incurred in connection with the incurring of Indebtedness, securing amounts, in the aggregate for all Companies, not to exceed One Hundred Thousand Dollars ($100,000) at any time.

No Credit Party shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit Lender from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Credit Party.

Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11. Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii) any investment in direct obligations of the United States or in certificates of deposit issued by a member bank (having capital resources in excess of Five Hundred Million Dollars ($500,000,000)) of the Federal Reserve System;

(iii) any investment in commercial paper or securities that at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody's or Standard & Poor's;

(iv) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of and any investment in any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

(v) loans to, investments in and guaranties of the Indebtedness of Companies that are not Credit Parties or joint ventures or other partnerships (A) existing as of the Closing Date and listed on Schedule 5.11 hereto, or (B) made after the Closing Date in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time outstanding;

(vi) capital investments in (or loans or direct payments to) S&W Australia by Borrower (in addition to those permitted pursuant to subsection (v)(B) above) for purposes of the making by S&W Australia of scheduled payments of indebtedness outstanding under the SGI Seller Note;

(vii) loans to, investments in and guaranties of the Indebtedness (permitted under Section 5.8(d) hereof) of, a Company from or by a Company so long as each such Company is a Credit Party; or

(viii) any advance to an officer or employee of a Company as an advance on commissions, travel and other items in the ordinary course of business, so long as all such advances from all Companies aggregate not more than the maximum principal sum of Fifty Thousand Dollars ($50,000) at any time outstanding.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment.

Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) a Subsidiary may merge with (i) Borrower (provided that Borrower shall be the continuing or surviving Person), or (ii) any one or more Guarantors of Payment;

(b) a Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower or (ii) any Guarantor of Payment;

(c) a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company's business;

(d) a Subsidiary that is not a Credit Party may merge with or sell, lease, transfer or otherwise dispose of any of its assets to another Subsidiary that is not a Credit Party; and

(e) a Company may sell, lease, transfer or otherwise dispose of any its assets as permitted pursuant to the Intercreditor Agreement.

Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided, however, that a Company may effect an Acquisition so long as:

(a) in the case of an Acquisition that involves a merger, amalgamation or other combination including Borrower, Borrower shall be the surviving entity;

(b) in the case of an Acquisition that involves a merger, amalgamation or other combination including a Credit Party (other than Borrower), a Credit Party shall be the surviving entity;

(c) the business to be acquired shall be similar to the lines of business of the Companies;

(d) the Companies shall be in full compliance with the Loan Documents both prior to and after giving pro forma effect to such Acquisition;

(e) no Default or Event of Default shall exist prior to or, after giving pro forma effect to such Acquisition, thereafter shall begin to exist;

(f) Borrower shall have provided to Lender, at least fifteen (15) days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition;

(g) such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired; and

(h) the aggregate cash consideration paid for such Acquisition, when combined with all Acquisitions for all Companies, does not exceed One Million Dollars ($1,000,000) during any fiscal year of Borrower.

Section 5.14. Notice.

(a) Borrower shall cause a Financial Officer to promptly notify Lender, in writing, whenever any of the following shall occur:

(i) a Default or Event of Default shall have occurred or will occur, with the passage of time, hereunder;

(ii) Borrower learns of a litigation or proceeding against Borrower before a court, administrative agency or arbitrator that, if successful, is reasonably likely to have a Material Adverse Effect; or

(iii) Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

(b) Borrower shall provide written notice to Lender contemporaneously with any notice provided to, or received from, any Other Senior Lender in connection with any Other Senior Indebtedness.

Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that:

(a) Borrower may make cash payments of principal and interest with respect to the Convertible Note Indebtedness, so long as (i) no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist, (ii) the Excess Borrowing Base Availability, after giving pro forma effect to any such payment, shall be no less than Five Million Dollars ($5,000,000) (or with respect to payments made during the fiscal quarter of Borrower ending September 30, 2016, no less than Zero Dollars ($0)) for thirty (30) consecutive days prior to and after the making of such payment, and (iii) the Fixed Charge Coverage Ratio is greater than or equal to 1.00 to 1.00 both prior to and after giving pro forma effect to such payment;

(b) Borrower may redeem, prepay or convert the Convertible Note Indebtedness from the issuance of equity of Borrower;

(c) Borrower may make scheduled payments of interest on or about December 31 of each year with respect to the indebtedness owing under the Pioneer Promissory Note as in effect as of the Closing Date; and

(d) Borrower may make regularly scheduled payments of principal and interest with respect to the indebtedness owing under the Imperial Valley Note.

Section 5.16. Environmental Compliance. Each Company shall comply in all respects with any and all applicable Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower shall furnish to Lender, promptly after receipt thereof, a copy of any notice any Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. Borrower shall defend, indemnify and hold Lender harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys' fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.17. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a Person that is not an Affiliate; provided that the foregoing shall not prohibit (a) the payment of customary and reasonable directors' fees to directors who are not employees of a Company or an Affiliate, or (b) compensation arrangements with any executive officer or employee of a company in the ordinary course of business and consistent with past business practices of the Companies.

Section 5.18. Use of Proceeds. Borrower's use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies, and for the refinancing of existing Indebtedness. Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions.

Section 5.19. Corporate Names and Locations of Collateral. No Credit Party shall (a) change its corporate name, or (b) change its state, province or other jurisdiction, or form of organization, or extend or continue its existence in or to any other jurisdiction (other than its jurisdiction of organization at the date of this Agreement); unless, in each case, Borrower shall have provided Lender with at least thirty (30) days prior written notice thereof. Borrower shall also provide Lender with at least thirty (30) days prior written notification of (i) any change in any location where any Credit Party's Inventory or Equipment is maintained, and any new locations where any Credit Party's Inventory or Equipment is to be maintained; (ii) any change in the location of the office where any Credit Party's records pertaining to its Accounts are kept; (iii) the location of any new places of business and the changing or closing of any of its existing places of business; and (iv) any change in the location of any Credit Party's chief executive office. In the event of any of the foregoing or if otherwise deemed appropriate by Lender, Lender is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Lender's sole discretion, to perfect or continue perfected the security interest of Lender in the Collateral. Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse Lender therefor if Lender pays the same. Such amounts not so paid or reimbursed shall be Related Expenses hereunder.

Section 5.20. Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

(a) Guaranties and Security Documents. Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to Lender, a Guaranty of Payment of all of the Obligations and a Security Agreement, such agreements to be prepared by Lender and in form and substance acceptable to Lender, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Lender. With respect to a Subsidiary that has been classified as a Dormant Subsidiary, at such time that such Subsidiary no longer meets the requirements of a Dormant Subsidiary, Borrower shall provide to Lender prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in the foregoing sentence.

(b) Pledge of Stock or Other Ownership Interest. With respect to the creation or acquisition of a Domestic Subsidiary or first-tier Foreign Subsidiary of Borrower or a Domestic Subsidiary, Borrower shall deliver to Lender all of the share certificates (or other evidence of equity) owned by a Credit Party pursuant to the terms of a Pledge Agreement prepared by Lender and in form and substance satisfactory to Lender, and executed by the appropriate Credit Party; provided that no such pledge shall include (i) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (ii) shares of voting capital stock or other voting equity interests in any first-tier Foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first-tier Foreign Subsidiary.

(c) Perfection or Registration of Interest in Foreign Shares. With respect to any foreign shares pledged to Lender, Lender shall at all times after the Closing Date, in the discretion of Lender, have the right to perfect, at Borrower's cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction. Such perfection may include the requirement that the applicable Company promptly execute and deliver to Lender a separate pledge document (prepared by Lender and in form and substance satisfactory to Lender), covering such equity interests, that conforms to the requirements of the applicable foreign jurisdiction, together with an opinion of local counsel as to the perfection of the security interest provided for therein, and all other documentation necessary or desirable to effect the foregoing and to permit Lender to exercise any of its rights and remedies in respect thereof.

Section 5.21. Collateral. Each Credit Party shall:

(a) at all reasonable times allow Lender by or through any of its officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from such Credit

Party's books and other records, including, without limitation, the tax returns of such Credit Party, (ii) arrange for verification of such Credit Party's Accounts, under reasonable procedures, directly with Account Debtors or by other methods, (iii) examine and inspect such Credit Party's Inventory and Equipment, wherever located, and (iv) conduct Inventory appraisals;

(b) promptly furnish to Lender upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of such Credit Party's Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as Lender may request;

(c) promptly notify Lender in writing upon the acquisition or creation of any Accounts with respect to which the Account Debtor is the United States or any other Governmental Authority, or any business that is located in a foreign country;

(d) promptly notify Lender in writing upon the acquisition or creation by any Credit Party of a Deposit Account or Securities Account not listed on the notice provided to Lender pursuant to Section 6.19 hereof, and, prior to or simultaneously with the creation of such Deposit Account or Securities Account, provide for the execution of a Deposit Account Control Agreement or Securities Account Control Agreement with respect thereto, if required by Lender; provided that a Control Agreement shall not be required for a Deposit Account so long as the aggregate balance in all such Deposit Accounts (that are not maintained with Lender) that are not subject to a Control Agreement does not exceed Ten Thousand Dollars ($10,000) at any time;

(e) promptly notify Lender in writing whenever the Equipment or Inventory of a Credit Party is located at a location of a third party (other than another Company) that is not listed on Schedule 6.9 hereto and cause to be executed any Landlord's Waiver, Bailee's Waiver, Processor's Waiver, Consignee's Waiver or similar document or notice that may be requested by Lender;

(f) promptly notify Lender in writing of any information that such Credit Party has or may receive with respect to the Collateral that might reasonably be determined to materially and adversely affect the value thereof or the rights of Lender with respect thereto;

(g) maintain such Credit Party's (i) Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved, (ii) finished goods Inventory in saleable condition, and (iii) other items of Collateral, taken as an entirety, in such conditions as is consistent with generally accepted business practices, ordinary wear and tear excepted;

(h) deliver to Lender, to hold as security for the Obligations all certificated Investment Property owned by such Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Lender, or in the event such Investment Property is in the possession of a Securities Intermediary or credited to a Securities Account, execute with the related Securities Intermediary a Securities Account Control Agreement over such Securities Account in favor of Lender, in form and substance satisfactory to Lender;

(i) provide to Lender, on a quarterly basis (as necessary), a list of any patents, trademarks or copyrights that have been federally registered since the last list so delivered, and provide for the execution of an appropriate Intellectual Property Security Agreement; and

(j) upon request of Lender, promptly take such action and promptly make, execute and deliver all such additional and further items, deeds, assurances, instruments and any other writings as Lender may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to Lender its rights hereunder and in or to the Collateral.

Borrower hereby authorizes Lender to file U.C.C. Financing Statements or other appropriate notices with respect to the Collateral. If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment of Borrower, Borrower shall, upon request of Lender, (i) execute and deliver to Lender a short form security agreement, prepared by Lender and in form and substance satisfactory to Lender, and (ii) deliver such certificate or application to Lender and cause the interest of Lender to be properly noted thereon. Borrower hereby authorizes Lender or Lender's designated agent (but without obligation by Lender to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and Borrower shall promptly repay, reimburse, and indemnify Lender for any and all Related Expenses. If Borrower fails to keep and maintain its Equipment in good operating condition, ordinary wear and tear excepted, Lender may (but shall not be required to) so maintain or repair all or any part of Borrower's Equipment and the cost thereof shall be a Related Expense. All Related Expenses are payable to Lender upon demand therefor; Lender may, at its option, debit Related Expenses directly to any Deposit Account of a Company located at Lender or the Revolving Loans.

Section 5.22. Returns of Inventory. No Credit Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the ordinary course of business; (b) no Default or Event of Default exists or would result therefrom; and (c) Lender is promptly notified if the aggregate value of all Inventory returned in any month exceeds Five Hundred Thousand Dollars ($500,000).

Section 5.23. Acquisition, Sale and Maintenance of Inventory. The Credit Parties shall take all steps to assure that all Inventory is produced in accordance with applicable laws, including the Fair Labor Standards Act (29 U.S.C. 206-207). The Credit Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable laws, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any collateral securing the Obligations is located.

Section 5.24. Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral. Borrower shall provide Lender with prompt written notice with respect to any real or personal property (other than in the ordinary course of business and excluding

Accounts, Inventory, Equipment and General Intangibles, and other property acquired in the ordinary course of business) acquired by any Credit Party subsequent to the Closing Date. In addition to any other right that Lender may have pursuant to this Agreement or otherwise, upon written request of Lender, whenever made, Borrower shall, and shall cause each Guarantor of Payment to, grant to Lender, as additional security for the Obligations, subject to the Intercreditor Agreement, a first Lien on any real or personal property of Borrower and each Guarantor of Payment (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, Lender shall have the right to obtain a security interest junior only to such lessor or purchase money lender), including, without limitation, such property acquired subsequent to the Closing Date, in which Lender does not have a first priority Lien. Borrower agrees that, within ten days after the date of such written request, to secure all of the Obligations by delivering to Lender security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as Lender may require with respect to any of the Credit Parties. Borrower shall pay all recordation, legal and other expenses in connection therewith.

Section 5.25. Restrictive Agreements. Except as set forth in this Agreement, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to Borrower, or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness, or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 5.26. Other Financial Covenants . In the event that any Credit Party shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the financial covenants contained therein shall be more restrictive than the financial covenants set forth herein, then the Credit Parties shall immediately be bound hereunder (without further action) by such more restrictive financial covenants with the same force and effect as if such financial covenants were written herein. In addition to the foregoing, Borrower shall provide prompt written notice to Lender of the creation or existence of any Material Indebtedness Agreement that has such more restrictive financial covenants, and shall, within fifteen (15) days thereafter (if requested by Lender), execute and deliver to Lender an amendment to this Agreement that incorporates such more restrictive financial covenants, with such amendment to be in form and substance satisfactory to Lender.

Section 5.27. Other Senior Debt Documents. Borrower shall not, without the prior written consent of Lender, amend, restate, supplement or otherwise modify any of the Other Senior Debt Documents to the extent that such amendment, restatement, supplement or modification is not permitted under the Intercreditor Agreement or is made, in Lender's determination, in its reasonable discretion, as a result of a nonmaterial, non-substantive change or set of changes.

Section 5.28. Amendment of Organizational Documents. Without the prior written consent of Lender, no Credit Party shall (a) amend its Organizational Documents in any manner adverse to Lender, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization, or its form of organization.

Section 5.29. Fiscal Year of Borrower. Borrower shall not change the date of its fiscal year-end without the prior written consent of Lender. As of the Closing Date, the fiscal year end of Borrower is June 30 of each year.

Section 5.30. Sale of Crops. The following provisions relate to any sale, transfer or similar disposition of the Crops of Borrower or Guarantor of Payment:

(a) Each such sale, transfer or disposition shall be in accordance with the requirements of the Food Security Act of 1985.

(b) Borrower acknowledges that, if Crops are sold, transferred or similarly disposed of to any Person not shown on a list, if requested, delivered to Lender as provided above, and if Lender has not received an accounting and, subject to the terms of any crop loan and any intercreditor agreements between Lender and the holder of any such crop loan, the proceeds of such sale, transfer or similar disposition within ten days of the sale, transfer or disposition, then, UNDER FEDERAL LAW, BORROWER OR SUCH GUARANTOR OF PAYMENT SHALL BE SUBJECT TO A FINE WHICH IS THE GREATER OF $5,000 OR 15% OF THE VALUE OR BENEFIT RECEIVED FROM THE SALE, TRANSFER OR DISPOSITION.

(c) If requested Lender, subject to the terms of any crop loan and any intercreditor agreements between Lender and the holder of any such crop loan, all proceeds of any sale, transfer or similar disposition of Crops shall be made immediately available to Lender, in a form jointly payable to Borrower or such Guarantor of Payment and Lender and all chattel paper, contracts, warehouse receipts, documents of title, or other evidences of ownership or obligations, whether issued by a co-op, grain elevator or other warehouse or marketing entity, and all accounts receivable and other non-cash proceeds shall be endorsed, assigned and delivered immediately to Lender, as Collateral.

Section 5.31. Banking Relationship. Until payment in full of the Obligations, Borrower shall maintain its primary banking and depository relationship with Lender.

Section 5.32. Further Assurances. Borrower shall, and shall cause each other Credit Party to, promptly upon request by Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of Borrower (and whether such Subsidiary is a Dormant Subsidiary), its state (or jurisdiction) of formation, its relationship to Borrower, including the percentage of each class of stock (or other equity interest) owned by a Company, each Person that owns the stock or other equity interest of each Subsidiary of a Credit Party, its tax identification number, the location of its chief executive office and its principal place of business. Except as set forth on Schedule 6.1 hereto, Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries.

Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party's board of directors or other governing body, as applicable, and are the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company's Organizational Documents or any material agreement to which such Company is a party.

Section 6.3. Compliance with Laws and Contracts. Each Company:

(a) holds all material permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance, in all material respects, with all applicable laws relating thereto;

(b) is in compliance, in all material respects, with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices;

(c) is not in violation of or in default under any material agreement to which it is a party or by which its assets are subject or bound;

(d) has ensured that no Company, or to the knowledge of any Company, any director or officer of a Company, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions;

(e) is in compliance with all applicable Bank Secrecy Act ("BSA") and anti-money laundering laws and regulations;

(f) is in compliance with Anti-Corruption Laws; and

(g) is in compliance with the Patriot Act.

Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining that (in each case) would reasonably be expected to have a Material Adverse Effect.

Section 6.5. Title to Assets. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. Pioneer has no title to, or security interest in, any Inventory of the Companies (other than any Inventory it purchased from a Company in the ordinary course of business or subordinated to Lender in accordance with the terms of the Intercreditor Agreement). As of the Closing Date, the Companies own the real estate listed on Schedule 6.5 hereto.

Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Credit Party; (b) there is and will be no mortgage or charge outstanding covering any real property of any Credit Party; and (c) no real or personal property of any Credit Party is subject to any Lien of any kind. Upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against collateral of the corresponding type as authorized hereunder, Lender has, subject to the Intercreditor Agreement, a valid and enforceable first Lien on the collateral securing the Obligations. No Credit Party has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit Lender from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Credit Party.

Section 6.7. Tax Returns. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein. To Borrower's knowledge, the provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8. Environmental Laws. Each Company is in material compliance with all applicable Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.8, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9. Locations. As of the Closing Date, the Credit Parties have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Credit Party's chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Credit Parties, or (b) is leased by a Credit Party from a third party, and, if leased by a Credit Party from a third party, if a Landlord's Waiver has been requested. As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third party location where assets of the Credit Parties are located.

Section 6.10. Continued Business. There exists no actual, pending, or, to Borrower's knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.11. Employee Benefits Plans. Schedule 6.11 hereto identifies each ERISA Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the "remedial amendment period" available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described "remedial amendment period" has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described "remedial amendment period"; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the "accumulated benefit obligation" of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions") does not exceed the fair market value of Pension Plan assets.

Section 6.12. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance by it of any of the Loan Documents, that has not already been obtained or completed.

Section 6.13. Solvency. Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that Borrower has incurred to Lender. Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Lender. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Lender incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.14. Financial Statements. The audited Consolidated financial statements of Borrower for the fiscal year ended June 30, 2014 and the unaudited Consolidated financial statements of Borrower for the fiscal quarter ended March 31, 2015, furnished to Lender, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in the financial condition, properties or business of Borrower or any change in any Borrower's accounting procedures.

Section 6.15. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.16. Material Agreements. Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its "Affiliates" (as such term is defined in the Exchange Act) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days' notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subparts (a) through (g) above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.17. Intellectual Property. Each Company owns, or has the right to use, all of the patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing necessary for the conduct of its business without any known conflict with the rights of others. Schedule 6.17 hereto sets forth all federally registered patents, trademarks, copyrights, service marks and license agreements owned by each Credit Party as of the Closing Date.

Section 6.18. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage (including, if applicable, insurance required by the National Flood Insurance Reform Act of 1994) and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

Section 6.19. Deposit Accounts and Securities Accounts. Borrower has provided to Lender a list of all banks, other financial institutions and Securities Intermediaries at which any Credit Party maintains Deposit Accounts or Securities Accounts as of the Closing Date, which correctly identifies the name, address and telephone number of each such financial institution or Securities Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.20. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrower, there is no known fact that any Company has not disclosed to Lender that has or is likely to have a Material Adverse Effect.

Section 6.21. Investment Company; Other Restrictions. No Company is (a) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.22. Other Senior Debt Documents. No "default" or "event of default" (as each term is defined in any Other Senior Debt Document), or event with which the passage of time or the giving of notice, or both, would cause a default or event of default exists, nor will exist immediately after the granting of any Loan or the issuance of any Letter of Credit under this Agreement.

Section 6.23. Defaults. No Default or Event of Default exists, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. SECURITY

Section 7.1. Security Interest in Collateral. In consideration of and as security for the full and complete payment of all of the Obligations, Borrower hereby grants to Lender (and any affiliate of Lender that holds any Obligations), a security interest in the Collateral.

Section 7.2. Cash Management System. Borrower shall establish and maintain, until the payment in full of the Obligations and the termination of the Commitment, the cash management systems described below:

(a) Lockbox. On or before the Closing Date, Borrower shall (i) establish a lockbox arrangement with Lender (the "Lockbox"), which shall be governed by the Master Agreement, and, within ten days after the Closing Date, shall request in writing and otherwise take such reasonable steps to ensure that each Account Debtor forwards all Collections from such Account Debtor directly to the Lockbox (if Borrower neglects or refuses to notify any Account Debtor to remit all such Collections to the Lockbox, Lender shall be entitled to make such notification), (ii) hold in trust for Lender, as fiduciary for Lender, all checks, cash and other items of payment received by Borrower, and (iii) not commingle any such Collections with any other funds or property of Borrower, but will hold such funds separate and apart in trust and as fiduciary for Lender until deposit is made into the Cash Collateral Account.

(b) Cash Collateral Account. On or before the Closing Date, Borrower shall have established the Cash Collateral Account with Lender. All Collections from sales of Inventory and services rendered or from Account Debtors sent to the Lockbox shall be deposited directly on a daily basis, and in any event no later than the first Business Day after the date of receipt thereof, into the Cash Collateral Account in the identical form in which such Collections were made (except for any necessary endorsements) whether by cash or check. All amounts deposited in the Cash Collateral Account from the Lockbox or any other source shall be under the sole and exclusive control of Lender. Borrower shall have no interest in or control over such funds. The Cash Collateral Account shall not be subject to any deduction, set off, banker's lien or any other right in favor of any Person other than Lender.

(c) Operating Account. Borrower shall maintain, in its name, an Operating Account with Lender, into which Lender shall, from time to time, deposit proceeds of the Revolving Loans made to Borrower for use by the Companies in accordance with the provisions of Section 5.18 hereof. Unless otherwise agreed by Lender and Borrower, any Revolving Loan requested by Borrower and made under this Agreement shall be deposited into the Operating Account. Borrower shall not accumulate or maintain cash in the Operating Account or payroll or other such accounts, as of any date of determination, in excess of checks outstanding against the Controlled Disbursement Account (or Controlled Disbursement Accounts) and other deposit accounts approved by Lender (such as medical benefit accounts, flexible spending accounts and automated clearing house accounts) as of that date, and amounts necessary to meet minimum balance requirements.

(d) Controlled Disbursement Account. Borrower shall maintain, in the name of Borrower, a Controlled Disbursement Account with Lender. Borrower may maintain more than one Controlled Disbursement Account. Borrower shall base its requests for Revolving Loans on, among other things, the daily balance of the Controlled Disbursement Account (or Controlled Disbursement Accounts). Borrower shall not, and shall not cause or permit any Company, to maintain cash in any Controlled Disbursement Account, as of any date of determination, in excess of checks outstanding against such account as of that date, and amounts necessary to meet minimum balance requirements.

(e) Lockbox and Security Accounts. The Lockbox established pursuant to the Lockbox agreement and the Cash Collateral Account, the Operating Account and the Controlled Disbursement Accounts shall be Security Accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Obligations.

(f) Costs of Collection. All reasonable costs of collection of the Accounts of Borrower, including out-of-pocket expenses, administrative and record-keeping costs, reasonable attorneys' fees, and all service charges and costs related to the establishment and maintenance of the Security Accounts shall be the sole responsibility of Borrower, whether the same are incurred by Lender or Borrower. Borrower hereby indemnifies and holds Lender harmless from and against any loss or damage with respect to any deposits made in the Security Accounts that are dishonored or returned for any reason. If any deposits are dishonored or returned unpaid for any reason, Lender, in its sole discretion, may charge the amount thereof against the Cash Collateral Account or any other Security Account or other Deposit Account of Borrower. Lender shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Lender, except losses or damages resulting from Lender's gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

(g) Return of Funds. Upon the payment in full of the Obligations (other than continuing indemnification obligations) and the termination of the Commitment hereunder, (i) Lender's security interests and other rights in funds in the Security Accounts shall terminate, (ii) all rights to such funds shall revert to Borrower, and (iii) Lender will, at Borrower's expense, take such steps as Borrower may reasonably request to evidence the termination of such security interests and to effect the return to Borrower of such funds.

(h) Attorney-in-Fact to Endorse Documents. Lender, or Lender's designated agent, is hereby constituted and appointed attorney-in-fact for Borrower with authority and power to endorse any and all instruments, documents, and chattel paper upon the failure of Borrower to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Obligations are paid, (ii) exercisable by Lender at any time and without any request upon Borrower by Lender to so endorse, and (iii) exercisable in the name of Lender or Borrower. Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Lender shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

Section 7.3. Collections and Receipt of Proceeds by Lender. Borrower hereby constitutes and appoints Lender, or Lender's designated agent, as Borrower's attorney-in-fact to exercise, at any time all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Obligations:

(a) to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of Lender or Borrower, any and all of Borrower's cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral. Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Lender shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

(b) to transmit to Account Debtors, on any or all of Borrower's Accounts, after the occurrence of an Event of Default, notice of assignment to Lender thereof and the security interest of Lender therein, and to request from such Account Debtors at any time, in the name of Lender or Borrower, information concerning Borrower's Accounts and the amounts owing thereon;

(c) after the occurrence of an Event of Default, to transmit to purchasers of any or all of Borrower's Inventory, notice of Lender's security interest therein, and to request from such purchasers at any time, in the name of Lender or Borrower, information concerning Borrower's Inventory and the amounts owing thereon by such purchasers;

(d) after the occurrence of an Event of Default, to notify and require Account Debtors on Borrower's Accounts and purchasers of Borrower's Inventory to make payment of their indebtedness directly to Lender;

(e) after the occurrence of an Event of Default, to enter into or assent to such amendment, compromise, extension, release or other modification of any kind of, or substitution for, the Accounts, or any thereof, as Lender, in its sole discretion, may deem to be advisable;

(f) after the occurrence of an Event of Default, to enforce the Accounts or any thereof, or any other Collateral, by suit or otherwise, to maintain any such suit or other proceeding in the name of Lender or Borrower, and to withdraw any such suit or other proceeding. Borrower agrees to lend every assistance requested by Lender in respect of the foregoing, all at no cost or expense to Lender and including, without limitation, the furnishing of such witnesses and of such records and other writings as Lender may require in connection with making legal proof of any Account. Borrower agrees to reimburse Lender in full for all court costs and attorneys' fees and every other cost, expense or liability, if any, incurred or paid by Lender in connection with the foregoing, which obligation of Borrower shall constitute Obligations, shall be secured by the Collateral and shall bear interest, until paid, at the Default Rate;

(g) to take or bring, in the name of Lender or Borrower, all steps, actions, suits, or proceedings deemed by Lender necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

(h) to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into the Cash Collateral Account or, at the option of Lender, to apply them as a payment against the Loans or any other Obligations in accordance with this Agreement.

Section 7.4. Lender's Authority Under Pledged Notes. For the better protection of Lender hereunder, Borrower has executed (or will execute, with respect to future Pledged Notes) an appropriate endorsement on (or separate from) each Pledged Note and has deposited (or will deposit, with respect to future Pledged Notes) such Pledged Note with Lender. Borrower irrevocably authorizes and empowers Lender to (a) ask for, demand, collect and receive all payments of principal of and interest on the Pledged Notes; (b) compromise and settle any dispute arising in respect of the foregoing; (c) execute and deliver vouchers, receipts and acquittances in full discharge of the foregoing; (d) exercise, in Lender's discretion, any right, power or privilege granted to the holder of any Pledged Note by the provisions thereof including, without limitation, the right to demand security or to waive any default thereunder; (e) endorse Borrower's name to each check or other writing received by Lender as a payment or other proceeds of or otherwise in connection with any Pledged Note; (f) enforce delivery and payment of the principal and/or interest on the Pledged Notes, in each case by suit or otherwise as Lender may desire; and (g) enforce the security, if any, for the Pledged Notes by instituting foreclosure proceedings, by conducting public or other sales or otherwise, and to take all other steps as Lender, in its discretion, may deem advisable in connection with the forgoing; provided, however, that nothing contained or implied herein or elsewhere shall obligate Lender to institute any action, suit or proceeding or to make or do any other act or thing contemplated by this Section 7.4 or prohibit Lender from settling, withdrawing or dismissing any action, suit or proceeding or require Lender to preserve any other right of any kind in respect of the Pledged Notes and the security, if any, therefor.

Section 7.5. Commercial Tort Claims. If Borrower shall at any time hold or acquire a Commercial Tort Claim, Borrower shall promptly notify Lender thereof in a writing signed by Borrower, that sets forth the details thereof and grants to Lender a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be prepared by and in form and substance reasonably satisfactory to Lender.

Section 7.6. Use of Inventory and Equipment. Until the exercise by Lender of its rights under Article IX hereof, Borrower may (a) retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its Inventory in the ordinary course of business; and (c) use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on Borrower's business.

ARTICLE VIII. EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an "Event of Default"):

Section 8.1. Payments. If the principal of or interest on any Loan, any amount owing in respect of any Letters of Credit, any amount owing pursuant to Section 2.10 hereof, or any commitment or other fee, or any other Obligations owing hereunder, shall not be paid in full when due and payable.

Section 8.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.3, 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.26 or 5.27 hereof.

Section 8.3. Other Covenants.

(a) If any Company shall fail or omit to perform and observe Section 5.3 or 5.4 hereof, and that Default shall not have been fully corrected within five days after the earlier of (i) any Financial Officer of such Company becomes aware of the occurrence thereof, or (ii) the giving of written notice thereof to Borrower by Lender that the specified Default is to be remedied.

(b) If any Company shall fail or omit to perform or observe any agreement or other provision (other than those referred to in Section 8.1, 8.2 or 8.3(a) hereof) contained or referred to in this Agreement or any Related Writing that is on such Company's part to be complied with, and that Default shall not have been fully corrected within twenty (20) days after the earlier of (i) any Financial Officer becomes aware of the occurrence thereof, or (ii) the giving of written notice thereof to Borrower by Lender that the specified Default is to be remedied.

Section 8.4. Representations and Warranties. If any representation, warranty or statement made (in writing) in or pursuant to this Agreement or any other Related Writing or any other material written information furnished by any Company to Lender, shall be false or erroneous in any material respect when made or furnished.

Section 8.5. Cross Default.

(a) If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement, beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

(b) If an "event of default", a "default" or an event with which the passage of time or the giving of notice, or both, would cause a default or event of default (other than defaults that have been cured within applicable grace periods or have otherwise been waived in writing) shall occur under any Other Senior Debt Document.

Section 8.6. ERISA Default. The occurrence of one or more ERISA Events that (a) Lender determines could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.

Section 8.7. Change in Control. If any Change in Control shall occur.

Section 8.8. Judgments. There is entered against any Company:

(a) a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all such Companies, shall exceed Five Hundred Thousand Dollars ($500,000) (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider); or

(b) any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, Lender reasonably determines have, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of three consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 8.9. Material Adverse Change. There shall have occurred any condition or event that Lender, in its reasonable discretion, determines has or is reasonably likely to have a Material Adverse Effect.

Section 8.10. Security. If any Lien granted in this Agreement or any other Loan Document in favor of Lender, shall, as to any material amount of Collateral (as determined by Lender, in its reasonable discretion), be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and Borrower (or the appropriate Credit Party) has failed to promptly execute appropriate documents to correct such matters, or (b) unperfected and Borrower or the appropriate Credit Party has failed to promptly execute appropriate documents to correct such matters.

Section 8.11. Validity of Loan Documents. If (a) any material provision, in the sole opinion of Lender, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Lender the benefits purported to be created thereby.

Section 8.12. Solvency. If any Company (other than a Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, a sequestrator, a monitor, a custodian, a trustee, an interim trustee, a liquidator, an agent or any other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code filed against it and the same shall not be controverted within ten days, or shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; (k) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities, and rights of contribution from other Persons); or (l) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE IX. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 9.1. Optional Defaults. If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 or 8.11 hereof shall occur, Lender shall have the right, in its discretion, to give written notice to Borrower to:

(a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligation of Lender to make any further Loan or to issue any Letter of Credit immediately shall be terminated; and/or

(b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

Section 9.2. Automatic Defaults. If any Event of Default referred to in Section 8.12 hereof shall occur:

(a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and Lender thereafter shall not be under any obligation to grant any further Loan or to issue any Letter of Credit; and

(b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

Section 9.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, Borrower shall immediately deposit with Lender, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Lender for any then outstanding Letters of Credit, cash equal to one hundred five percent (105%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Lender is hereby authorized, at its option, to deduct any and all such amounts from any deposit balances then owing by Lender (or any affiliate of Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Lender for any then outstanding Letters of Credit.

Section 9.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 8.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by Borrower to Lender, whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by Lender (including, without limitation, by branches and agencies or any affiliate of Lender, wherever located) to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.

Section 9.5. Collateral. Lender shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by Borrower or otherwise provided in law or equity. Upon the occurrence of an Event of Default and at all times thereafter, Lender may require Borrower to assemble the collateral securing the Obligations, which Borrower agrees to do, and make it available to Lender at a reasonably convenient place to be designated by Lender. Lender may, with or without notice to or demand upon Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where such collateral, or any thereof, may be found and to take possession thereof (including anything found in or on such collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of such collateral) and for that purpose may pursue such collateral wherever the same may be found, without liability for trespass or damage caused thereby to Borrower. After any delivery or taking of possession of the collateral securing the Obligations, or any thereof, pursuant to this Agreement, then, with or without resort to Borrower personally or any other Person or property, all of which Borrower hereby waives, and upon such terms and in such manner as Lender may deem advisable, Lender, in its discretion, may sell, assign, transfer and deliver any of such collateral at any time, or from time to time. No prior notice need be given to Borrower or to any other Person in the case of any sale of such collateral that Lender determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case Lender shall give Borrower not fewer than ten days prior notice of either the time and place of any public sale of such collateral or of the time after which any private sale or other intended disposition thereof is to be made. Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, Lender may purchase such collateral, or any part thereof, free from any right of redemption, all of which rights Borrower hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, Lender may apply the net proceeds of each such sale to or toward the payment of the Obligations, whether or not then due, in such order and by such division as Lender, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to Borrower, and Borrower shall remain liable for any deficiency. In addition, Lender shall at all times have the right to obtain new appraisals of Borrower or any collateral securing the Obligations, the cost of which shall be paid by Borrower.

Section 9.6. Other Remedies. The remedies in this Article IX are in addition to, and not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which Lender may be entitled.

ARTICLE X. MISCELLANEOUS

Section 10.1. No Waiver; Cumulative Remedies; Relationship of Parties. No omission or course of dealing on the part of Lender or the holder of any Note in exercising any right, power or remedy hereunder or under any of the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise. Nothing contained in this Agreement and no action taken by Lender pursuant hereto shall be deemed to constitute Borrower and Lender a partnership, association, joint venture or other entity. The relationship between Borrower and Lender with respect to the Loan Documents is and shall be solely that of debtor and creditor, respectively, and Lender shall have no fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

Section 10.2. Amendments, Waivers and Consents. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.3. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, except as otherwise specifically provided in 5.3(n) hereof, or if to Lender, mailed or delivered to it, addressed to the address of Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered (if received during normal business hours on a Business Day, such Business Day, or otherwise the following Business Day), or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case of facsimile or electronic communication with telephonic confirmation of receipt. All notices pursuant to any of the provisions hereof shall not be effective until received. For purposes of Article II hereof, Lender shall be entitled to rely on telephonic instructions from any person that Lender in good faith believes is an Authorized Officer, and Borrower shall hold Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 10.4. Approved Electronic Communication System.

(a) Unless otherwise specifically identified therein, each posting to an Approved Electronic Communication System shall be deemed to be a representation and warranty by Borrower, the Authorized Officer submitting the information to the Approved Electronic Communication System, and, if such Authorized Officer is not a Financial Officer, the Financial Officer who authorized such Authorized Officer to submit such information, as of the date of such posting, of the accuracy of the information provided with respect thereto, and that each of the representations and warranties contained in this Agreement and the other Loan Documents are true and correct as if made on and as of the date of such posting.

(b) Although the Approved Electronic Communication System is secured with generally-applicable security procedures and policies implemented or modified from time to time, Borrower and each other Credit Party acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, Borrower and each other Credit Party hereby approves of the use of the Approved Electronic Communication System and understands and assumes the risks of using such forms of communication.

(c) The Approved Electronic Communication System is provided "as is" and "as available". Neither Lender nor any of Lender's affiliates, officers, directors, attorneys, agents or employees warrant the accuracy, adequacy or completeness of the Approved Electronic Communication System and each expressly disclaims any liability for errors or omissions in the Approved Electronic Communication System. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Lender (or any of Lender's affiliates, officers, directors, attorneys, agents or employees) in connection with the Approved Electronic Communication System.

(d) Borrower and each other Credit Party agrees that Lender may, but shall not be obligated to, store information provided through the Approved Electronic Communication System in accordance with Lender's generally-applicable document retention procedures and policies in effect from time to time.

Section 10.5. Costs, Expenses and Documentary Taxes. Borrower agrees to pay on demand all costs and expenses of Lender, and all Related Expenses, including but not limited to (a) administration, travel and out-of-pocket expenses, including but not limited to attorneys' fees and expenses, of Lender in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Lender in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and expenses of special counsel for Lender, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand all Related Expenses, including reasonable attorneys' fees and expenses, in connection with any restructuring, amendment, or enforcement of the Obligations, this Agreement or any other Related Writing. In addition, Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 10.5 shall survive any termination of this Agreement.

Section 10.6. Indemnification. Borrower agrees to defend, indemnify and hold harmless Lender (and its affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Lender in connection with any investigative, administrative or judicial proceeding (whether or not Lender shall be designated a party thereto) or any other claim by any Person relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that Lender shall not have the right to be indemnified under this Section 10.6 for its own gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

Section 10.7. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.8. Binding Effect; Borrower's Assignment. This Agreement shall become effective when it shall have been executed by Borrower and Lender and thereafter shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender.

Section 10.9. Patriot Act Notice. Lender hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow Lender, as applicable, to identify the Credit Parties in accordance with the Patriot Act. Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Lender in order to assist Lender in maintaining compliance with the Patriot Act.

Section 10.10. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 10.11. General Limitation of Liability. No claim may be made by any Credit Party or any other Person against Lender or the affiliates, directors, officers, employees, attorneys or agents of Lender for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and Borrower and Lender hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor and regardless of whether Lender has been advised of the likelihood of such loss or damage.

Section 10.12. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower, any other Companies, or any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 10.13. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 10.14. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.15. Governing Law; Submission to Jurisdiction.

(a) Governing Law. This Agreement, each of the Notes and any other Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and Lender shall be governed by Ohio law, without regard to principles of conflicts of laws.

(b) Submission to Jurisdiction. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any other Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page left intentionally blank]

11891764.10

JURY TRIAL WAIVER. BORROWER AND LENDER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BORROWER AND LENDER, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Credit and Security Agreement as of the date first set forth above.

Address: 7108 N. Fresno St. Suite 380 Fresno, California 93720 Attention: Chief Financial Officer	S&W SEED COMPANY By: /s/ Matthew K. Szot Matthew K. Szot Executive Vice President of Finance and Administration and Chief Financial Officer
Address: 127 Public Square Cleveland, Ohio 44114 Attention: KeyBank Business Capital	KEYBANK NATIONAL ASSOCIATION By: /s/ Mark R. Bitter Mark R. Bitter Vice President

Signature Page to
Credit and Security Agreement

SCHEDULE 1

GUARANTORS OF PAYMENT

Seed Holding, LLC, a Nevada limited liability company
Stevia California, LLC, a California limited liability company

S-1

SCHEDULE 2

PLEDGED SECURITIES

Pledgor	Name of Subsidiary	Jurisdiction of Subsidiary	Shares	Certificate Number	Ownership Percentage
S&W Seed Company	Seed Holding, LLC	Nevada	N/A	N/A	100%
S&W Seed Company	Stevia California, LLC	California	N/A	N/A	100%
S&W Seed Company	S&W Seed Australia Pty Ltd	Australia	65	2	100%*

* 100% of non-voting shares and equity interests and 65% of voting shares or equity interest of first-tier Foreign Subsidiaries constitute Pledged Securities

S-2

EXHIBIT A
FORM OF
REVOLVING CREDIT NOTE

$20,000,000	September 22, 2015

FOR VALUE RECEIVED, the undersigned, S&W SEED COMPANY, a Nevada corporation ("Borrower"), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of KEYBANK NATIONAL ASSOCIATION ("Lender"), at its main office at 127 Public Square, Cleveland, Ohio 44114, or at such other place as Lender shall designate, the principal sum of

TWENTY MILLION AND 00/100 ...................................... DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement, made by Lender to Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States.

As used herein, "Credit Agreement" means the Credit and Security Agreement dated as of September 22, 2015, between Borrower and Lender, as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds. In the event of a failure to pay interest or principal, when the same becomes due, Lender may collect and Borrower agrees to pay a late charge of an amount equal to five percent (5%) of the amount of such late payment.

This Note is the Revolving Credit Note referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER. BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BORROWER AND LENDER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

S&W SEED COMPANY By: _______________________________________ Name: __________________________________ Title: __________________________________

EXHIBIT B

FORM OF
BORROWING BASE CERTIFICATE

See attached.

EXHIBIT C
FORM OF
NOTICE OF LOAN

_______________________, 20____

KeyBank National Association
127 Public Square
Cleveland, Ohio 44114-1306
Attention: KeyBank Business Capital

Ladies and Gentlemen:

The undersigned, S&W SEED COMPANY, a Nevada corporation ("Borrower"), refers to the Credit and Security Agreement, dated as of September 22, 2015 (as the same may from time to time be amended, restated or otherwise modified, the "Credit Agreement", the terms defined therein being used herein as therein defined), between Borrower and KEYBANK NATIONAL ASSOCIATION, and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that Borrower hereby requests a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the "Proposed Loan") as required by Section 2.5 of the Credit Agreement:

(a) The Business Day of the Proposed Loan is __________, 20__.

(b) The amount of the Proposed Loan is $_______________.

(c) The Proposed Loan is to be a Base Rate Loan ____ / Eurodollar Loan ___.

(Check one.)

(d) If the Proposed Loan is a Eurodollar Loan, the Interest Period requested is one month ___, two months ___, three months ___, six months ____.

(Check one.)

The undersigned hereby certifies on behalf of Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii) the conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.
S&W SEED COMPANY By: _______________________________________ Name: __________________________________ Title: __________________________________

EXHIBIT D
FORM OF
COMPLIANCE CERTIFICATE

For Fiscal Quarter ended ____________________

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1) I am the duly elected [President] or [Chief Financial Officer] of S&W SEED COMPANY, a Nevada corporation ("Borrower");

(2) I am familiar with the terms of that certain Credit and Security Agreement, dated as of September 22, 2015, between Borrower and KEYBANK NATIONAL ASSOCIATION ("Lender") (as the same may from time to time be amended, restated or otherwise modified, the "Credit Agreement", the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Companies during the accounting period covered by the attached financial statements;

(3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4) The representations and warranties made by Borrower contained in each Loan Document are true and correct as though made on and as of the date hereof; and

(5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the ___ day of _______________, 2015.

S&W SEED COMPANY By: _______________________________________ Name: __________________________________ Title: __________________________________